Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among

PHILLIPS EDISON & COMPANY, INC.,

PHILLIPS EDISON GROCERY CENTER
OPERATING PARTNERSHIP I, L.P.,

REIT MERGER SUB, LLC,

and

PHILLIPS EDISON GROCERY CENTER REIT III, INC.,

dated as of

September 3, 2019

TABLE OF CONTENTS
Page

ARTICLE I	THE MERGER A-2

Section 1.1	The Merger A-2

Section 1.2	Closing A-2

Section 1.3	Effective Time A-2

Section 1.4	Governing Documents A-2

Section 1.5	Officers A-2

Section 1.6	Tax Consequences A-2

ARTICLE II	TREATMENT OF SECURITIES A-3

Section 2.1	Treatment of Capital Stock A-3

Section 2.2	Payment for Securities A-4

Section 2.3	Dissenters’ Rights A-5

Section 2.4	Withholding A-5

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY A-5

Section 3.1	Organization, Standing and Power; Books and Records A-5

Section 3.2	Equity Securities of the Acquired Companies A-6

Section 3.3	Authority; Execution and Delivery; Enforceability A-6

Section 3.4	Company Approvals A-6

Section 3.5	No Conflicts; Consents A-7

Section 3.6	Absence of Changes or Events A-7

Section 3.7	SEC Documents and Financial Statements A-7

Section 3.8	Proceedings A-8

Section 3.9	Brokers A-8

Section 3.10	Takeover Statutes A-8

Section 3.11	Dissenters’ Rights A-8

Section 3.12	Vote Required A-8

Section 3.13	Information in the Form S-4 and Proxy Statement A-8

Section 3.14	Taxes A-9

Section 3.15	No Additional Representations or Warranties A-9

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PECO AND PECO OP A-9

Section 4.1	Organization, Standing and Power; Books and Records A-9

Section 4.2	Equity Securities of the PECO Entities A-10

Section 4.3	Authority; Execution and Delivery; Enforceability A-10

Section 4.4	PECO Approvals A-10

Section 4.5	No Conflicts; Consents A-11

Section 4.6	Absence of Changes or Events A-11

Section 4.7	SEC Documents and Financial Statements A-11

Section 4.8	Title to Assets/Sufficiency A-12

Section 4.9	Real Property A-12

Section 4.10	Indebtedness A-13

Section 4.11	Intellectual Property A-13

Section 4.12	Contracts A-13

Section 4.13	Permits A-14

Section 4.14	Insurance A-14

Section 4.15	Taxes A-14

Section 4.16	Proceedings A-15

Section 4.17	Compliance with Laws; Environmental Matters A-16

A-i

Section 4.18	Benefit Plans A-16

Section 4.19	Employee and Labor Matters A-17

Section 4.20	Brokers A-17

Section 4.21	Information in the Form S-4 and Proxy Statement A-17

Section 4.22	Ownership of Company Common Stock A-17

Section 4.23	Vote Required A-18

Section 4.24	Related Party Agreements A-18

Section 4.25	No Additional Representations or Warranties A-18

ARTICLE V	CONDUCT OF BUSINESS PENDING THE MERGER A-18

Section 5.1	Conduct of Business by the Company Pending the Closing A-18

Section 5.2	Conduct of Business by PECO Pending the Closing A-19

Section 5.3	No Solicitation by the Company; Company Change in Recommendation A-20

Section 5.4	Form S-4; Proxy Statement. A-22

ARTICLE VI	ADDITIONAL AGREEMENTS A-23

Section 6.1	Access; Confidentiality; Notice of Certain Events A-23

Section 6.2	Consents, Approvals and Debt Payoff A-24

Section 6.3	Publicity A-25

Section 6.4	Directors’ and Officers’ Liability A-25

Section 6.5	Security Holder Litigation A-26

Section 6.6	Director Resignations A-26

Section 6.7	Tax Matters A-26

Section 6.8	Dividends A-27

Section 6.9	Certain Transactions A-27

Section 6.10	Termination of Offering A-27

Section 6.11	Other Transactions. A-27

Section 6.12	Further Assurances A-28

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER A-28

Section 7.1	Conditions to Each Party’s Obligations to Effect the Merger A-28

Section 7.2	Conditions to Obligations of the PECO Parties A-29

Section 7.3	Conditions to Obligations of the Company A-29

ARTICLE VIII	TERMINATION A-30

Section 8.1	Termination A-30

Section 8.2	Effect of Termination A-30

ARTICLE IX	MISCELLANEOUS A-32

Section 9.1	Amendment and Modification; Waiver A-32

Section 9.2	Non-Survival of Representations and Warranties A-33

Section 9.3	Expenses A-33

Section 9.4	Notices A-33

Section 9.5	Certain Definitions A-34

Section 9.6	Terms Defined Elsewhere A-40

Section 9.7	Interpretation A-42

Section 9.8	Counterparts A-43

Section 9.9	Entire Agreement; Third-Party Beneficiaries A-43

Section 9.10	Severability A-43

Section 9.11	Governing Law; Jurisdiction A-43

Section 9.12	Waiver of Jury Trial A-44

Section 9.13	Assignment A-44

Section 9.14	Enforcement; Remedies A-44

A-ii

Exhibit A	Articles of Amendment

Exhibit B	Form of REIT Opinion of Goodwin Procter LLP

Exhibit C	Knowledge Persons of the Company

Exhibit D	Knowledge Persons of PECO

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated September 3, 2019, is by and among (i) Phillips Edison & Company, Inc., a Maryland corporation (“PECO”), (ii) Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership and subsidiary of PECO (“PECO OP”), (iii) REIT Merger Sub, LLC, a Maryland limited liability company and wholly-owned subsidiary of PECO OP (“Merger Sub” and collectively with PECO and PECO OP, the “PECO Parties”), and (iv) Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. The PECO Parties and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in such merger (the “Merger”), in which (a) each share of Class A Common Stock, or fraction thereof, par value $0.01 per share, of the Company (the “Company Class A Shares”) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Class A Merger Consideration, (b) each share of Class T Common Stock, or fraction thereof, par value $0.01 per share, of the Company (the “Company Class T Shares”) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Class T Merger Consideration, and (c) each share of Class I Common Stock, or fraction thereof, par value $0.01 per share, of the Company (the “Company Class I Shares” and collectively with the Company Class A Shares and Company Class T Shares, the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Class I Merger Consideration, in each case upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);
WHEREAS, the Company Special Committee has (a) determined that the Merger, the amendment to the charter of the Company (such amendment the “Company Charter Amendment”) to be effected by the Articles of Amendment in the form attached hereto as Exhibit A (the “Articles of Amendment”), and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable and in the best interests of the Company and its stockholders, and (b) recommended that the board of directors of the Company (the “Company Board of Directors”) (i) declare the Merger and the Company Charter Amendment advisable and approve, on behalf of the Company, this Agreement, the Merger, the Company Charter Amendment and the other Transactions, (ii) submit the Merger, the Company Charter Amendment and the other Transactions for consideration at a meeting of the Company’s stockholders and (iii) subject to Section 5.3(d), recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Company Charter Amendment and the other Transactions and to include such recommendation in the Proxy Statement;
WHEREAS, the Company Board of Directors, based on the recommendation of the Company Special Committee, has (a) approved this Agreement, the Merger, the Company Charter Amendment and the other Transactions and determined that the Merger, the Company Charter Amendment and the other Transactions are advisable and in the best interests of the Company and its stockholders, (b) directed that the Merger, the Company Charter Amendment and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders, and (c) subject to Section 5.3(d), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Company Charter Amendment and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement;
WHEREAS, the board of directors of PECO (the “PECO Board of Directors”), on behalf of PECO and in PECO’s capacity as the sole member of the sole general partner of PECO OP, has approved this Agreement, the Merger and the other Transactions upon and subject to the terms and conditions set forth herein;
WHEREAS, PECO OP, in its capacity as the sole member of Merger Sub, has approved this Agreement, the Merger and the other Transactions upon and subject to the terms and conditions set forth herein;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;
WHEREAS, prior to the Merger Effective Time, PECO shall cause to be contributed to PECO OP the shares of PECO Common Stock to be delivered by PECO OP as the Stock Merger Consideration pursuant to the Merger; and

WHEREAS, immediately before the effective time of the Merger (but contingent upon the consummation of the Merger) the Advisory Agreement between the Company and PECO-Griffin REIT Advisor LLC, a Delaware limited liability company (the “Advisor”), will be terminated.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
ARTICLE I
THE MERGER

Section 1.1The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, following and as a result of the Merger, the Surviving Entity will be a wholly-owned Subsidiary of PECO OP. The Merger shall have the effects provided in this Agreement, the Articles of Merger and as specified in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, the Surviving Entity shall possess all properties, rights privileges, powers and franchises of the Company, and all of the claims, obligations, liabilities, debts, and duties of the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 1.2Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m. Eastern Time on the first (1st) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (b) at such other date or place as is agreed to in writing by the Company and the PECO Parties. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3Effective Time. On the Closing Date, the Company shall cause the Articles of Amendment giving effect to the Company Charter Amendment to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with this Agreement and the MGCL. Immediately after the acceptance for record of the Articles of Amendment, the Company and Merger Sub shall (a) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed, filed with and accepted for record by the SDAT in accordance with this Agreement, the MGCL and the MLLCA, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and the MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed five (5) Business Days after the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Merger Sub and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”). It is understood and agreed that the Parties shall cause the Merger Effective Time to occur immediately after the effective time of the Company Charter Amendment.

Section 1.4Governing Documents. At the Merger Effective Time, the articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be and become the articles of organization of the Surviving Entity and the operating agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be and become the operating agreement of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

Section 1.5Officers. The officers of Merger Sub immediately prior to the Merger Effective Time shall remain the officers of the Surviving Entity as of the Merger Effective Time.

Section 1.6Tax Consequences. It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger will be treated as a taxable sale by the Company of all of the Company's assets to PECO OP in exchange for the Merger Consideration, the Debt Payoff Proceeds and the assumption of all of the Company's liabilities, immediately followed by a distribution of the Merger Consideration by the Company to the holders of equity interests in the Company in complete liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement shall constitute, and is hereby adopted as a “plan of liquidation” of the Company for U.S. federal income tax purposes.

Each of the Parties hereto hereby consents to the characterization set forth in the immediately preceding sentence. All Tax Returns shall be prepared in a manner consistent with this Section 1.6 and no Party shall take a position inconsistent with such treatment.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1Treatment of Capital Stock.

(a)At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i)Treatment of Company Class A Shares. Subject to Section 2.1(b)(i) below, each Company Class A Share, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time shall be converted into the right to receive (A) 0.6693 (the “Class A Exchange Ratio”) (or with respect to any fractional Company Class A Share, that fraction of PECO Common Stock consistent with the Class A Exchange Ratio) validly issued, fully paid and nonassessable shares of PECO Common Stock (the “Class A Stock Merger Consideration”), plus (B) an amount in cash equal to $0.0939 without interest (the “Class A Cash Merger Consideration” and together with the Class A Stock Merger Consideration, the “Class A Merger Consideration”). The Class A Merger Consideration payable to each holder of Company Class A Shares will be aggregated and each such holder shall be entitled to receive such aggregate number of shares of PECO Common Stock, including any fraction thereof (consistent with the Class A Exchange Ratio), and aggregate cash at Closing based on the total number of Company Class A Shares, including any fraction thereof, it holds. From and after the Merger Effective Time, all such Company Class A Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Class A Share shall cease to have any rights with respect thereto, except for the right to receive the Class A Merger Consideration therefor in accordance with Section 2.2.

(ii)Treatment of Company Class T Shares. Subject to Section 2.1(b)(i) below, each Company Class T Share, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time shall be converted into the right to receive (A) 0.7749 (the “Class T Exchange Ratio”) (or with respect to any fractional Company Class T Share, that fraction of PECO Common Stock consistent with the Class T Exchange Ratio) validly issued, fully paid and nonassessable shares of PECO Common Stock (the “Class T Stock Merger Consideration”), plus (B) an amount in cash equal to $0.0989 without interest (the “Class T Cash Merger Consideration” and together with the Class T Stock Merger Consideration, the “Class T Merger Consideration”). The Class T Merger Consideration payable to each holder of Company Class T Shares will be aggregated and each such holder shall be entitled to receive such aggregate number of shares of PECO Common Stock, including any fraction thereof (consistent with the Class T Exchange Ratio), and aggregate cash at Closing based on the total number of Company Class T Shares, including any fraction thereof, it holds. From and after the Merger Effective Time, all such Company Class T Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Class T Share shall cease to have any rights with respect thereto, except for the right to receive the Class T Merger Consideration therefor in accordance with Section 2.2.

(iii)Treatment of Company Class I Shares. Subject to Section 2.1(b)(i) below, each Company Class I Share, or fraction thereof, issued and outstanding as of immediately prior to the Merger Effective Time shall be converted into the right to receive (A) 0.7436 (the “Class I Exchange Ratio” and collectively with the Class A Exchange Ratio and the Class T Exchange Ratio, the “Exchange Ratios”) (or with respect to any fractional Company Class I Share, that fraction of PECO Common Stock consistent with the Class I Exchange Ratio) validly issued, fully paid and nonassessable shares of PECO Common Stock (the “Class I Stock Merger Consideration” and collectively with Class A Stock Merger Consideration and Class T Stock Merger Consideration, the “Stock Merger Consideration”), plus (B) an amount in cash equal to $0.0941 without interest (the “Class I Cash Merger Consideration” and collectively with the Class A Cash Merger Consideration and Class T Cash Merger Consideration, the “Cash Merger Consideration”; the Class I Cash Merger Consideration together with the Class I Stock Merger Consideration, the “Class I Merger Consideration” and collectively with the Class A Merger Consideration and Class T Merger Consideration, the “Merger Consideration”). The Class I Merger Consideration payable to each holder of Company Class I Shares will be aggregated and each such holder shall be entitled to receive such aggregate number of shares of PECO Common Stock, including any fraction thereof (consistent with the Class I Exchange Ratio), and aggregate cash at Closing based on the total number of Company Class I Shares, including any fraction thereof, it holds. From and after the Merger Effective Time, all such Company Class I Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Class I Share shall cease to have any rights with respect thereto, except for the right to receive the Class I Merger Consideration therefor in accordance with Section 2.2.

(iv)Treatment of Merger Sub Capital Stock. Each membership interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall survive the Merger and remain the only outstanding membership interests in Merger Sub, and PECO OP shall remain the sole member of Merger Sub.

(v)Cancellation of Company Shares. Each Company Share owned by the Company or any Company Subsidiary and each Company Share owned by PECO, PECO OP or any of their respective Subsidiaries, in each case as of immediately prior to the Merger Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(vi)PECO Share Repurchase Program. Following the Closing, for the purposes of determining whether any holder of shares of PECO Common Stock is a “Qualifying Stockholder” under the PECO Share Repurchase Program, each holder of Company Shares that receives shares of PECO Company Stock pursuant to this Section 2.1(a) shall receive full credit for the time such holder held such Company Shares prior to the consummation of the Merger.

(b)Optional Stock Election.

(i)Each holder of Company Shares shall, at its discretion, have the right to elect (an “Election”) to receive additional shares of PECO Common Stock (including any fraction thereof) in lieu of the Cash Merger Consideration that would otherwise be payable to such stockholder pursuant to the terms of Section 2.1(a) hereof. An Election may only be made by a stockholder for all of the Cash Merger Consideration due to such stockholder under Section 2.1(a) but not in part. The number of additional shares of PECO Common Stock (including any fraction thereof) to be received by any such electing stockholder shall be determined by dividing (A) the total amount of Cash Merger Consideration due to such stockholder pursuant to the terms of Section 2.1(a) hereof by (B) 11.10. Any additional shares of PECO Common Stock (including any fraction thereof) deliverable hereunder to a Company stockholder who has duly made an Election as provided in this Section 2.1(b) shall be deemed to be, as applicable, “Class A Stock Merger Consideration,” “Class T Stock Merger Consideration” and “Class I Stock Merger Consideration” for all purposes of this Agreement.

(ii)The Company and the PECO Parties shall prepare, for use by stockholders of the Company, a form of election (the “Election Form”) pursuant to which the Company’s stockholders may make Elections. The Election Form shall be mailed to stockholders of record of the Company as of the record date for the Company Stockholder Meeting and shall accompany the Proxy Statement.

(iii)An Election shall have been properly made only if the Company’s Transfer Agent shall have received an Election Form properly completed and signed (and not revoked) by 5:00 p.m., Eastern Standard Time, on the second (2nd) Business Day preceding the date of the Company Stockholder Meeting. All stockholders from whom or on behalf of an Election Form is not timely received as provided hereunder shall be deemed to have elected to receive the full amount of Cash Merger Consideration in cash due to such stockholder pursuant to the terms of Section 2.1(a) hereof.

(iv)The Company and the PECO Parties by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 2.1(b).

(c)Adjustment to Merger Consideration. The Merger Consideration, the Exchange Ratios and other dependent items shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or PECO Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or PECO Common Stock outstanding after the date hereof and prior to the Merger Effective Time, as applicable, so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratios or other dependent items, as applicable.

Section 2.2Payment for Securities.

(a)Delivery of Merger Consideration.

(i)Prior to the Merger Effective Time, PECO OP shall designate DST Systems, Inc. to act as the transfer agent in connection with the Merger (the “Transfer Agent”). At or prior to the Merger Effective Time, PECO OP shall deposit with the Transfer Agent (A) an aggregate number of shares of PECO Common Stock to be issued in uncertificated book-entry form comprising the Stock Merger Consideration, and (B) cash in immediately available funds in an amount sufficient to pay the Cash Merger Consideration, in each case for the sole benefit of the holders of Company Common Stock (such shares of PECO Common Stock and cash amounts, the “Exchange Fund”). In the event that the Exchange Fund shall be insufficient to pay the aggregate Cash Merger Consideration, PECO shall, or shall cause PECO OP to, promptly deposit additional funds with the Transfer Agent in an amount which is equal to the deficiency in the amount required to make such payment. PECO shall cause the Transfer Agent to make, and the Transfer Agent shall make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(ii)As soon as practicable following the Merger Effective Time (but in no event later than two (2) Business Days thereafter), (A) PECO shall cause the Transfer Agent to record the issuance on the stock records of PECO of the amount of PECO Common Stock equal to the Stock Merger Consideration which is issuable to each holder of shares of Company Common Stock pursuant to Section 2.1, and (B) PECO OP shall cause the Transfer Agent to pay the Cash Merger Consideration to each holder of shares of Company Common Stock payable pursuant to Section 2.1.

(b)Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law.

(c)No Liability. None of PECO, PECO OP, the Surviving Entity, the Transfer Agent or any other Person shall be liable to any holder of Company Shares for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

Section 2.3Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 2.4Withholding. Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, any Company Subsidiary, PECO, PECO OP, the Surviving Entity and the Transfer Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the PECO Parties as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), as set forth in this Article III. The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2019 and prior to the date hereof (other than matters required to be disclosed for purposes of this Article III, which matters shall only be qualified by specific disclosure in the respective corresponding section of the Company Disclosure Letter) and (ii) set forth in the disclosure letter delivered by the Company to PECO immediately prior to the execution of this Agreement (the “Company Disclosure Letter”).
Section 3.1Organization, Standing and Power; Books and Records.

(a)Each of the Company and its Subsidiaries (each, a “Company Subsidiary”, and together with the Company, collectively, the “Acquired Companies” and each an “Acquired Company”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each Acquired Company has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each Acquired Company is duly qualified and in good standing to do business in each jurisdiction (with respect to jurisdictions which recognize such concept) in which the conduct or nature of its business, or the ownership, leasing or holding of its properties, makes such qualification necessary; except as would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.
(b)At the Closing, the transfer books and the minute books, as applicable, of the Company will be in the possession of the Company.

Section 3.2Equity Securities of the Acquired Companies.

(a)As of the close of business on August 1, 2019, the authorized capital stock of the Company consists of (i) 75,000,000 Company Class A Shares, 6,306,404.351 shares of which are issued and outstanding, (ii) 750,000,000 Company Class T Shares, 319,371.769 shares of which are issued and outstanding, (iii) 75,000,000 Company Class I Shares, 113,816.567 shares of which are issued and outstanding, and (iv) 10,000,000 shares of preferred stock of the Company, par value $0.01 per share, zero shares of which are issued and outstanding, and which collectively constitute all of the authorized, issued and outstanding securities of the Company. Subject to Section 3.2(b), all of the outstanding shares of capital stock and other securities of each Company Subsidiary are owned of record by one or more Acquired Companies, free and clear of all Liens, other than Permitted Liens. All outstanding shares of capital stock of any Acquired Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and all other outstanding equity interests or other securities of any Acquired Company are duly authorized and validly issued. None of the outstanding capital stock, other equity interests or other securities of any Acquired Company are subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of incorporation or by-laws (or comparable documents) of any Acquired Company or any Contract to which any Acquired Company is a party or otherwise bound. There is no Voting Debt of any Acquired Company. There are no Convertible Securities of any Acquired Company other than the OP Units, the GP Units and the Special Limited Partner Interest of the Company Operating Partnership (each as defined or contemplated, as applicable, in the Company Operating Partnership Agreement). Except as set forth on Schedule 3.2(a) of the Company Disclosure Letter, there are not any outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any other Acquired Company. All dividends or distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any Subsidiary of the Company which have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends or distributions have been publicly announced and are not yet due and payable).

(b)Schedule 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Subsidiary thereof) owned, directly or indirectly, by any Acquired Company.

Section 3.3Authority; Execution and Delivery; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is, or will be, a party and, subject to the Company Stockholder Approvals, to consummate the Transactions to which it is, or will be, a party. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is, or will be, a party and the consummation by the Company of the Transactions to which it is, or will be, a party have been duly authorized by all necessary corporate, limited liability company, partnership or other comparable actions by the Company, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is contemplated, pursuant to this Agreement, to be a party and each Ancillary Agreement to which it is contemplated, pursuant to this Agreement, to be a party will after the Closing constitute, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4Company Approvals. The Company Special Committee at a duly held meeting has unanimously (a) determined that the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, and (b) recommended that the Company Board of Directors (i) declare the Merger advisable and approve, on behalf of the Company, this Agreement, the Merger, the Company Charter Amendment and the other Transactions, (ii) submit the Merger, the Company Charter Amendment and the other Transactions for consideration at the Company Stockholder Meeting and (iii) subject to Section 5.3(d), include the Company Board Recommendation in the Proxy Statement. The Company Board of Directors at a duly held meeting, based on the unanimous recommendation of the Company Special Committee, has unanimously (w) determined that the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, (x) approved this Agreement, the Merger, the Company Charter Amendment and the other Transactions, (y) directed that the Merger, the Company Charter Amendment and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (z) subject to Section 5.3(d), resolved to include the Company Board Recommendation in the Proxy Statement, and other than the Company Stockholder Approvals, no other consent or approval by or on behalf of the Company is necessary to authorize the Company’s entry into this Agreement or the consummation of the Merger, the Company Charter Amendment, or the other Transactions.

Section 3.5No Conflicts; Consents. Except as set forth on Schedule 3.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which the Company is, or will be, a party will not, and the consummation of the Transactions to which the Company is a party and compliance by the Company with the terms thereof will not contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or to increased, additional or accelerated material rights or entitlements of any Person under, or require any Consent of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Acquired Company under, any provision of: (a) assuming adoption of the Company Charter Amendment, the certificate of incorporation or by-laws (or comparable documents) of any Acquired Company; (b) any material contract filed as an exhibit to the Company’s annual report on Form 10-K for the year ended on December 31, 2018; or (c) any permit, license, variance, exemption order or approval of any Governmental Entities necessary for the lawful conduct of the business of any Acquired Company, or any Judgment or Law applicable to any Acquired Company or any of their respective properties or assets; except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect. No material Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to any Acquired Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than (A) such reports under the Exchange Act, as may be required in connection with this Agreement, the Merger, the Company Charter Amendment and the other Transactions, (B) the filing with and the acceptance for record by the SDAT of the Articles of Amendment effecting the Company Charter Amendment, (C) the filing with and the acceptance for record by the SDAT of the Articles of Merger, (D) such Filings and Consents as may be required in connection with the Taxes described in Section 6.7(b), (E) such Filings with Governmental Entities to satisfy the applicable requirements of the Laws of states in which any Acquired Company is qualified or licensed to do business, as set forth on Schedule 3.5(b) of the Company Disclosure Letter, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

Section 3.6Absence of Changes or Events. Except as contemplated in the Company SEC Documents, since December 31, 2018 to the date of this Agreement, there has not occurred any event, and no circumstance exists that constitutes, or could reasonably be expected to result in, an Acquired Company Material Adverse Effect. Except as set forth on Schedule 3.6 of the Company Disclosure Letter, since December 31, 2018 through (and including) the date of this Agreement, the business of each Acquired Company has been conducted in the Ordinary Course of Business.

Section 3.7SEC Documents and Financial Statements.

(a)The Company has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including May 8, 2018 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including any financial statements contained therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Company SEC Documents later filed by the Company, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. The consolidated financial statements of the Acquired Companies included in the Company SEC Documents (the “Company Financial Statements”) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), were prepared from the books and records of the Company and fairly present in all material respects, in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein), the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, subject, in the case of the unaudited statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Companies) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end Company Financial Statements).

(b)As of the date hereof, none of the Acquired Companies has any material liabilities or obligations of any nature of a type required to be reflected on a consolidated balance sheet of the Company in accordance with GAAP, except for liabilities and obligations: (i) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company dated as of December 31, 2018; (ii) incurred in the Ordinary Course of Business since December 31, 2018; (iii) incurred pursuant to this Agreement in connection with the Transactions; or (iv) such other liabilities or obligations as would not, individually or in the aggregate, have an Acquired Company Material Adverse Effect.

(c)The Acquired Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements for external purposes in conformity with GAAP and to maintain accountability for assets.

Section 3.8Proceedings. There is no pending or, to the Knowledge of the Company, threatened Proceeding (whether brought by a third party or a Governmental Entity) against or affecting any Acquired Company or any of their respective assets or businesses, or to which any Acquired Company is a party that has had or could reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect. No Acquired Company is a party or subject to, or in default under, any material Judgment. To the Knowledge of the Company, no officer, director or agent of any Acquired Company is subject to any Judgment that prohibits such officer, director or agent from engaging in or continuing any conduct, activity or practice relating to the Acquired Businesses.

Section 3.9Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 3.10Takeover Statutes. Assuming the accuracy of the representations and warranties of PECO in Section 4.22, the Company Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is applicable to this Agreement, the Merger, or the other Transactions.

Section 3.11Dissenters’ Rights. As of the date hereof, no dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger or the other Transactions.

Section 3.12Vote Required. The Company Stockholder Approvals are the only votes of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Merger.

Section 3.13Information in the Form S-4 and Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (a) the Form S‑4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S‑4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.13 will not apply to statements or omissions included in the Form S‑4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of PECO, PECO OP or the Advisor.

Section 3.14Taxes.

(a)The Company: (i) for all taxable years commencing with its taxable year ended December 31, 2017 and through December 31, 2018 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2019 in a manner consistent with the requirements for qualification and taxation as a REIT; and (iii) has not to the Knowledge of the Company, taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened.

(b)There are no Tax Sharing Arrangements or Tax indemnity arrangements (other than this Agreement and customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) relating to the Company or any of its Subsidiaries for which any PECO Entity will have any liability thereunder on or after the Closing Date.

(c)No Subsidiary of the Company that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code. Schedule 3.14 of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company which has elected to be taxed as a Taxable REIT Subsidiary.

(d)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(e)Neither the Company nor any of its Subsidiaries hold any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, and neither the Company nor any of its Subsidiaries have disposed of any such asset during its current taxable year.

Section 3.15No Additional Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III or in any Ancillary Agreement, neither the Company nor any of its Affiliates or Representatives has made, or is making, any representation or warranty whatsoever to the PECO Parties or their respective Affiliates or Representatives in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PECO AND PECO OP

PECO and PECO OP represent and warrant to the Company, jointly and severally, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)), as set forth in this Article IV. The following representations and warranties by PECO and PECO OP are qualified in their entirety by reference to the disclosures (i) in the PECO SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2019 and prior to the date hereof (other than matters required to be disclosed for purposes of this Article IV, which matters shall only be qualified by specific disclosure in the respective corresponding section of the PECO Disclosure Letter) and (ii) set forth in the disclosure letter delivered by PECO to the Company immediately prior to the execution of this Agreement (the “PECO Disclosure Letter”, and together with the Company Disclosure Letter, collectively, the “Disclosure Letters”).
Section 4.1Organization, Standing and Power; Books and Records. Each of PECO, PECO OP and their respective Subsidiaries (together with PECO OP, each, a “PECO Subsidiary”, and together with PECO, collectively, the “PECO Entities”

and each a “PECO Entity”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. Each PECO Entity has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each PECO Entity is duly qualified and in good standing to do business in each jurisdiction (with respect to jurisdictions which recognize such concept) in which the conduct or nature of its business, or the ownership, leasing or holding of its properties, makes such qualification necessary; except as would not reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the Transactions.

Section 4.2Equity Securities of the PECO Entities.

(a)As of the close of business on August 1, 2019, the authorized capital stock of PECO consists of (i) 1,000,000,000 shares of PECO Common Stock, 283,537,585.687 shares of which are issued and outstanding and (ii) 10,000,000 shares of preferred stock of PECO, par value $0.01 per share, zero shares of which are issued and outstanding, and which together constitute all of the authorized, issued and outstanding securities of PECO. Subject to Section 4.2(b), all of the outstanding shares of capital stock and other securities of each PECO Subsidiary are owned of record by one or more PECO Entities, free and clear of all Liens, other than Permitted Liens. All outstanding shares of capital stock of any PECO Entity that is a corporation are duly authorized, validly issued, fully paid and nonassessable and all other outstanding equity interests or other securities of any PECO Entity are duly authorized and validly issued. None of the outstanding capital stock, other equity interests or other securities of any PECO Entity are subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the charter or bylaws (or comparable documents) of any PECO Entity or any Contract to which any PECO Entity is a party or otherwise bound. All shares of PECO Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws. There is no Voting Debt of any PECO Entity. Except as set forth on Schedule 4.2(a) of the PECO Disclosure Letter, there are no Convertible Securities of any PECO Entity. Except as set forth on Schedule 4.2(a) of the PECO Disclosure Letter, there are no outstanding agreements to which any PECO Entity or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of any PECO Entity. Except as set forth on Schedule 4.2(a) of the PECO Disclosure Letter, there are not any outstanding contractual obligations of any PECO Entity to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any other PECO Entity. All dividends or distributions on the shares of PECO Common Stock and any dividends or other distributions on any securities of any other PECO Entity which have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends or distributions have been publicly announced and are not yet due and payable).

(b)Schedule 4.2(b) of the PECO Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than any Subsidiary thereof) owned, directly or indirectly, by any PECO Entity.

Section 4.3Authority; Execution and Delivery; Enforceability. Each of the PECO Parties has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is, or will be, a party and to consummate the Transactions to which it is, or will be, a party. The execution and delivery by each of the PECO Parties of this Agreement and each of the Ancillary Agreements to which it is, or will be, a party and the consummation by such Person of the Transactions to which it is, or will be, a party have been duly authorized by all necessary corporate, limited liability company, partnership or other comparable actions by such Person. This Agreement has been duly executed and delivered by each of the PECO Parties and constitutes a valid and binding obligation of each of the PECO Parties, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Each of the PECO Parties at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is contemplated, pursuant to this Agreement, to be a party and each Ancillary Agreement to which it is contemplated, pursuant to this Agreement, to be a party will after the Closing constitute, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, the applicable PECO Party’s, legal, valid and binding obligation, enforceable against such PECO Party, in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.4PECO Approvals.

(a)The PECO Board of Directors has unanimously approved this Agreement, the Merger and the other Transactions, and no other consent or approval by or on behalf of PECO is necessary to authorize PECO’s entry into this Agreement or the consummation of the Merger or the other Transactions.

(b)PECO, in its capacity as the sole member of the sole general partner of PECO OP, duly and validly authorized the execution and delivery of this Agreement by PECO OP and the consummation by PECO OP of the Merger and other Transactions, and no other consent or approval by or on behalf of PECO OP is necessary to authorize PECO OP’s entry into this Agreement or the consummation of the Merger or the other Transactions.

(c)PECO OP, in its capacity as the sole member of Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other Transactions, and no other consent or approval by or on behalf of Merger Sub is necessary to authorize Merger Sub’s entry into this Agreement or the consummation of the Merger or the other Transactions.

Section 4.5No Conflicts; Consents. Except as set forth on Schedule 4.5 of the PECO Disclosure Letter, the execution and delivery by each of the PECO Parties of this Agreement and each Ancillary Agreement to which such PECO Party is, or will be, a party will not, and the consummation of the Transactions to which such PECO Party is a party and compliance by such PECO Party with the terms thereof will not contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under or to increased, additional or accelerated material rights or entitlements of any Person under, or require any Consent of any Person under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any PECO Entity under, any provision of: (a) the certificate of incorporation or by-laws (or comparable documents) of any PECO Entity; (b) any Contract or PECO Benefit Plan to which any PECO Entity is a party or by which any of their respective properties or assets are bound; or (c) any PECO Permit, Judgment or Law applicable to any PECO Entity or any of their respective properties or assets; except in each of the foregoing clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect. No material Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to any PECO Entity in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions or the ownership by PECO or PECO OP of any Acquired Company following the Closing, other than (A) (1) the Form S-4 relating to the issuance of the Stock Merger Consideration, and (2) such reports under the Exchange Act, if any, as may be required in connection with this Agreement, the Merger and the other Transactions, (B) the filing with and the acceptance for record by the SDAT of the Articles of Merger, (C) such Filings and Consents as may be required in connection with the Taxes described in Section 6.7(b), and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect.

Section 4.6Absence of Changes or Events. Except as contemplated in the PECO SEC Documents, since December 31, 2018 to the date of this Agreement, there has not occurred any event, and no circumstance exists that constitutes, or could reasonably be expected to result in, a PECO Material Adverse Effect. Except as set forth on Schedule 4.6 of the PECO Disclosure Letter, since December 31, 2018 through (and including) the date of this Agreement, the business of each PECO Entity has been conducted in the Ordinary Course of Business.

Section 4.7SEC Documents and Financial Statements.

(a)Except as set forth on Schedule 4.7 of the PECO Disclosure Letter, PECO has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2016 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by PECO with the SEC, as have been amended since the time of their filing, collectively, the “PECO SEC Documents”). As of their respective filing dates, the PECO SEC Documents (including any financial statements contained therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Company SEC Documents later filed by the Company and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. PECO does not have any outstanding and unresolved comments from the SEC with respect to any of the PECO SEC Documents. The consolidated financial statements of the PECO Entities included in the PECO SEC Documents (the “PECO Financial Statements”) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), were prepared from the books and records of PECO and fairly present in all material respects, in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein), the financial condition and the results of operations, cash flows and changes in stockholders’ equity of PECO (on a consolidated basis) as of the respective dates of and for the periods referred to in the PECO Financial Statements, subject, in the case of the unaudited statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the PECO Entities) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end PECO Financial Statements).

(b)As of the date hereof, none of the PECO Entities has any material liabilities or obligations of any nature of a type required to be reflected on a consolidated balance sheet of PECO in accordance with GAAP, except for liabilities and obligations: (i) as disclosed, reflected or reserved against in the balance sheet of PECO dated as of December 31, 2018; (ii)  incurred in the Ordinary Course of Business since December 31, 2018; (iii) incurred pursuant to this Agreement in connection with the Transactions; or (iv) such other liabilities or obligations as would not, individually or in the aggregate, have a PECO Material Adverse Effect.

(c)The PECO Entities maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements for external purposes in conformity with GAAP and to maintain accountability for assets.

Section 4.8Title to Assets/Sufficiency. (a) Each PECO Entity has good and valid title to all the assets reflected on the balance sheet of PECO dated as of December 31, 2018 or thereafter acquired, other than assets disposed of in the Ordinary Course of Business since December 31, 2018 and not in violation hereof, in each case, free and clear of all Liens, other than Permitted Liens, and (b) the assets of each of the PECO Entities, together with any third party rights and assets licensed or leased to the PECO Entities, are sufficient for the continued conduct of the business of the PECO Entities in substantially the same manner as conducted before the date hereof, except in each of the foregoing clauses (a) and (b) as would not reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect.

Section 4.9Real Property.

(a)Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) each PECO Entity owns fee simple title to each of the PECO Real Properties, free and clear of Liens, except for Permitted Liens; and (ii) except as has not had and would not, individually or in the aggregate, have a PECO Material Adverse Effect, neither PECO nor any PECO Entity has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the PECO Real Properties issued by any Governmental Entity. There is issued and outstanding with respect to each PECO Real Property an owner’s policy of title insurance insuring the fee simple interest of the applicable PECO Entity in the PECO Real Property owned by it. No claims have been made against any such title insurance policies.

(b)Except as disclosed in property condition assessments and similar structural engineering reports relating to the PECO Real Properties, PECO has not received written notice of, nor does PECO have any Knowledge of, any latent defects or adverse physical conditions affecting any of the PECO Real Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a PECO Material Adverse Effect.

(c)PECO and the PECO Entities have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither PECO’s, nor the PECO Entities’, ownership of any such personal property is subject to any material Liens, other than Permitted Liens.

(d)Except as would not, individually or in the aggregate, reasonably be expected to have a PECO Material Adverse Effect or as set forth on Schedule 4.9(d) of the PECO Disclosure Letter: (i) neither PECO nor any PECO Entity is and, to the Knowledge of PECO, no other party is in breach or violation of, or default under, any Material PECO Lease; (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material PECO Lease by PECO or any PECO Entity, or, to the Knowledge of PECO, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material PECO Lease is in monetary default under such Material PECO Lease; (iii) no tenant under a Material PECO Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from PECO or any PECO Entity in excess of $500,000 in the aggregate; (iv) each Material PECO Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to PECO or any PECO Entity and, to the Knowledge of PECO, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); (v) no tenant under a Material PECO Lease is currently asserting in writing a right to cancel or terminate such

Material PECO lease prior to the end of the current term; (vi) neither PECO nor any other PECO Entity has received notice of any insolvency or bankruptcy proceeding involving any tenant under a Material PECO Lease; (vii) no tenant under a Material PECO Lease is in monetary default in an amount in excess of $100,000 relating to the payment of any amounts payable under such Material PECO Lease; (viii) no tenant under a Material PECO Lease has exercised a purchase option or right of first refusal set forth in a Material PECO Lease; and (xi) neither PECO nor any PECO Entity has received a notice from any tenant under a Material PECO Lease that such tenant intends to terminate such tenant’s Material PECO Lease or that such tenant or other party intends to cease operations of such store.

Section 4.10Indebtedness.

(a)To the Knowledge of PECO, there is no material default under any loan or other Indebtedness secured by any PECO Real Property that will continue to be secured by any PECO Real Property after the Closing (the “PECO Real Property Debt”), and no PECO Entity has received any written notice of any uncured default under any PECO Real Property Debt that would have a PECO Material Adverse Effect.

(b)To the Knowledge of PECO, there is no material default under any loan or other Indebtedness with an outstanding principal balance exceeding $500,000, that is unsecured or secured by property other than PECO Real Property that will remain in effect or continue to be secured by such property after the Closing (the “PECO Corporate Debt”), and no PECO Entity has received any written notice of any uncured default under any PECO Corporate Debt that would have a PECO Material Adverse Effect.

Section 4.11Intellectual Property. To the Knowledge of PECO, a PECO Entity owns or has adequate rights to use all of the Intellectual Property material to the operation of the PECO Businesses. To the Knowledge of PECO, except as would not, individually or in the aggregate, have a PECO Material Adverse Effect: (a) the conduct of the PECO Businesses as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property of any other Person; (b) no written claims are pending or threatened against a PECO Entity by any Person with respect to the ownership, validity, enforceability, effectiveness or use in the PECO Businesses of any PECO Intellectual Property; and (c) since January 1, 2017 (the “Relevant Date”), no PECO Entity has received any written communication alleging that any PECO Entity has violated any rights in any material respect relating to Intellectual Property of any Person.

Section 4.12Contracts. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect, as of the date hereof: (i) each PECO Contract is valid, binding and in full force and effect and is enforceable by the applicable PECO Entity party thereto in accordance with its respective terms; (ii) the applicable PECO Entity has performed all obligations required to be performed by it under the PECO Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of PECO, no other party to any PECO Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; and (iii) to the Knowledge of PECO, none of the PECO Entities has received any written notice of the intention of any counterparty to cancel, terminate or materially change, in a manner detrimental to the applicable PECO Entity, the scope of rights under or fail to renew any PECO Contract. For the purposes of this Agreement, “PECO Contracts” shall mean (in each case, including all amendments, modifications and supplements to such PECO Contracts and all side letters to which a PECO Entity is a party affecting the obligations of any party thereunder):
(a)any partnership, limited liability company or joint venture agreement between a PECO Entity, on the one hand, and a third party, on the other hand;

(b)any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $3,000,000;

(c)each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by a PECO Entity which may result in total payments by or liability of a PECO Entity in excess of $7,000,000;

(d)any Contract that requires any PECO Entity to dispose of or acquire assets or properties (other than in connection with the expiration of a tenant lease or a ground lease affecting a PECO Real Property) with a fair market value in excess of $7,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any tenant lease or any ground lease affecting any PECO Real Property;

(e)any Contract that constitutes a loan to any Person (other than a wholly owned Subsidiary of PECO) by any PECO Entity in an amount in excess of $7,000,000;

(f)each of the five (5) largest lease agreements, measured by annual base rent, between any PECO Entity, on the one hand, and each of the PECO Entities’ (taken as a whole) ten (10) largest tenants, measured by annual base rent, on the other hand (collectively, “Material PECO Leases” and each, a “Material PECO Lease”);

(g)any agreements pursuant to which any third party manages any PECO Real Property or pursuant to which PECO or any PECO Entity manages any real property that is not PECO Real Property; and

(h)any other agreements filed or required to be filed as exhibits to the PECO SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

Section 4.13Permits. The PECO Entities hold all permits, licenses, variances, exemptions orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective business (“PECO Permits”), except where the failure to hold such PECO Permits, individually or in the aggregate, would not reasonably be expected to have a PECO Material Adverse Effect. With respect to all PECO Permits, (a) such PECO Permits are validly held by a PECO Entity, (b) the applicable PECO Entity is in compliance, in all material respects, with all terms and conditions thereof and (c) since the Relevant Date or which notice remains unresolved in any material respect, no PECO Entity has received written notice relating to: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such PECO Permit; or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such PECO Permit; except, in each case, set forth above in this Section 4.13, for such non-compliance that has not had and would not reasonably be expected to result, individually or in the aggregate, in a PECO Material Adverse Effect.

Section 4.14Insurance. PECO has not been informed that any insurance policies (excluding title insurance policies) which any PECO Entity maintains with respect to its businesses or properties are not in full force and effect in all material respects, as of the date hereof. No written notice of cancellation or termination has been received by any PECO Entity with respect to any such insurance policy which is material to the PECO Entities, individually or in the aggregate, which has not been replaced on substantially similar terms prior to the date of cancellation. There is no claim pending under any such policy that, if not paid, would, individually or in the aggregate, have a PECO Material Adverse Effect. All premiums due and payable by any PECO Entity thereof under each such policy obtained by any PECO Entity have been paid.

Section 4.15Taxes.

(a)Except as set forth on Schedule 4.15(a) of the PECO Disclosure Letter:

(i)all federal and state income Taxes and other material Taxes (whether or not shown on any Tax Return) for which any PECO Entity is liable have been timely paid;

(ii)all federal and state income Tax Returns and other material Tax Returns required to have been filed by or with respect to each PECO Entity have been timely filed, taking into account all extensions properly obtained;

(iii)all Tax Returns referred to in clause (ii) are complete and accurate in all material respects;

(iv)no PECO Entity has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year;

(v)the PECO Entities have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(vi)to the Knowledge of PECO, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to material Taxes for which any PECO Entity may be liable, as to which any PECO Entity has received notice in writing;

(vii)to the Knowledge of PECO, except as would not, individually or in the aggregate, reasonably be expected to have a PECO Material Adverse Effect, no claim has ever been made in writing by a Governmental Entity in a jurisdiction where any PECO Entity has never paid Taxes or filed Tax Returns asserting that such PECO Entity is, or may be, subject to material Taxes assessed by such jurisdiction;

(viii)there are no Tax rulings, requests for rulings or closing agreements relating to material Taxes for which any PECO Entity may be liable that could affect such PECO Entity’s liability for Taxes for any taxable period ending after the Closing Date, except as would not, individually or in the aggregate, reasonably be expected to have a PECO Material Adverse Effect;
(ix)other than the PECO Tax Protection Agreement, there are no Tax Sharing Arrangements or Tax indemnity arrangements (other than this Agreement and customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) relating to any PECO Entity for which any PECO Entity will have any liability thereunder on or after the Closing Date;

(x)there are no liens for Taxes upon any property or assets of the PECO Entities except liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(xi)no PECO Entity holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has any PECO Entity disposed of any such asset during its current taxable year; and

(xii)no PECO Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)PECO: (i) for all taxable years commencing with PECO’s taxable year ended December 31, 2010 and through December 31, 2018 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2019 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2019 and in the future; and (iv) has not to the Knowledge of PECO, taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the Knowledge of PECO, no such challenge is pending or threatened.

(c)Phillips Edison Institutional REIT LLC (“PECO Sub REIT”): (i) for all taxable years commencing with PECO Sub REIT’s taxable year ended December 31, 2011 and through December 31, 2018 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2019 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2019 and in the future; and (iv) has not to the Knowledge of PECO taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the Knowledge of PECO, no such challenge is pending or threatened.

(d)Each PECO Entity that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code. PECO OP is, and has been since its formation, treated as a partnership for U.S. federal income tax purposes.

(e)No PECO Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(f)Since PECO’s formation (i) no PECO Entity has incurred any material liability for Taxes under Sections 856(c), 856(g), 857(b), 857(f), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, and (ii) no PECO Entity has incurred any material liability for Taxes other than (A) in the Ordinary Course of Business, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon any PECO Entity.

Section 4.16Proceedings. There is no pending or, to the Knowledge of PECO, threatened Proceeding (whether brought by a third party or a Governmental Entity) against or affecting any PECO Entity or any of their respective assets or businesses, or to which any PECO Entity is a party, or against any director or executive officer (in their capacity as such) of any

PECO Entity, and that has had or could reasonably be expected to have, individually or in the aggregate, a PECO Material Adverse Effect. No PECO Entity is a party or subject to, or in default under, any material Judgment. To the Knowledge of PECO, no officer, director, agent or employee of any PECO Entity is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the PECO Businesses.

Section 4.17Compliance with Laws; Environmental Matters.

(a)Except for environmental matters, which are addressed in Section 4.17(b), and except as would not, individually or in the aggregate, reasonably be expected to have a PECO Material Adverse Effect: (i) the PECO Entities are, and at all times since the Relevant Date have been, in compliance with all Laws, including those relating to occupational health and safety, and all Judgments applicable to any PECO Entity or any assets owned or used by any of them; (ii) to the Knowledge of PECO, no circumstances exist, and since the Relevant Date no event has occurred, that (with or without notice or lapse of time, or both) would constitute or result in a violation by any PECO Entity of, or a failure on the part of any PECO Entity to materially comply with, any Law, or any Judgment applicable to any PECO Entity or any assets owned or used by any of them, or would give rise to any obligation on the part of any PECO Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; (iii) there are no Judgments applicable to any PECO Entity or any assets owned or used by any of them; (iv) all Filings made by the PECO Entities with any Governmental Entity since the Relevant Date to the date of this Agreement were timely filed and were in compliance with all Laws when filed; (v) no deficiencies have been asserted by any such Governmental Entity with respect to such Filings that have not been cured or satisfied; and (vi) no PECO Entity has received any written notice or, to the Knowledge of PECO, any other communication since the Relevant Date seeking any Judgment or alleging that any PECO Entity is not in compliance with any Law or any Judgment.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a PECO Material Adverse Effect: (i) no PECO Entity has received any written notice prior to or since the Relevant Date, or prior to that for unresolved matters, that alleges noncompliance with or liability under any Environmental Law or remedial obligations under any Environmental Law, including those relating to Hazardous Materials sent off-site for transportation, treatment or disposal by any PECO Entity; (ii) the PECO Entities hold, and are in compliance with, all PECO Permits required on the part of the PECO Entities under Environmental Laws, and are in compliance and since the Relevant Date have complied with all applicable Environmental Laws; (iii) the PECO Entities have not entered into or agreed to any Judgment and are not subject to any Proceeding or Judgment relating to alleged non-compliance with or liability under any Environmental Law since the Relevant Date; (iv) no PECO Entity has any liabilities in connection with any Hazardous Materials or arising under any Environmental Laws in connection with the PECO Real Property, any real property formerly owned, operated or leased by any PECO Entity, or any other site where any PECO Entity has disposed of or arranged for the transportation, treatment or disposal of Hazardous Materials; and (v) there is no ongoing investigation or cleanup of Hazardous Materials occurring at any PECO Real Property. Notwithstanding anything herein to the contrary, except for Section 4.5 (No Conflicts; Consents), Section 4.6 (Absence of Changes or Events), Section 4.7 (SEC Documents), Section 4.9(a) (Real Property) and Section 4.14 (Insurance), the representations and warranties in this Section 4.17(b) are the exclusive representations and warranties concerning environmental matters, including any matters arising under Environmental Laws.

(c)To the Knowledge of PECO, no PECO Entity, nor any joint venture to which any PECO Entity is a party, nor any of their respective directors, officers, employees or agents or any other Person authorized to act, or acting, on behalf of any PECO Entity, has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. Sections 78dd-1, et seq. or other Law.

Section 4.18Benefit Plans.

(a)Each PECO Benefit Plan has been established, maintained, administered and funded in all material respects in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Laws and terms of all applicable Contracts. To the Knowledge of PECO, (i) there are no investigations by any Governmental Entity, Proceedings or other claims (except for routine claims for benefits payable under the PECO Benefit Plans) against or involving any PECO Benefit Plan or asserting any rights to or claims for benefits under any PECO Benefit Plan, and (ii) there are not any facts or circumstances that could give rise to any liability in the event of any such investigation, claim or Proceeding.

(b)No PECO Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and none of the PECO Entities or any of their respective ERISA Affiliates has any liability or contingent liability, directly or indirectly, (i) with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code or (ii) under Sections 430(k) or 4971 of the Code.

(c)Each PECO Benefit Plan that is intended to be a tax-qualified plan has received and may rely upon a determination or opinion letter from the IRS to the effect that such PECO Benefit Plan and related trust is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of PECO, there are not any facts or circumstances that could reasonably be expected to materially and adversely affect such qualification and exemption.

(d)Except as set forth on Schedule 4.18(d) of the PECO Disclosure Letter, no PECO Benefit Plan provides or promises, and none of the PECO Entities is a party to any plan or arrangement that provides or promises, post-employment or retiree medical, life insurance or other welfare-type benefits to any Person, other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, or applicable state Law at the recipient’s and/or the PECO Entity’s expense. The PECO Entities have complied in all material respects with the applicable requirements of Section 4980B of the Code and the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code.

(e)No current or former employee or other individual service provider of any PECO Entity will be entitled to any additional benefits or any acceleration of the time of payment, vesting or funding of any benefits under any PECO Benefit Plan as a result of the Transactions, either alone or together with any other event.

(f)No amounts payable under any PECO Benefit Plan or otherwise will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code, and no PECO Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code.

Section 4.19Employee and Labor Matters. Each PECO Entity is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, withholding and occupational safety and health. None of the PECO Entities is a party to, is bound by or has or may have any liability or contingent liability under, any collective bargaining or other agreement with a labor organization representing any employees. As of the date of this Agreement, no material strikes, slowdowns or work stoppages are pending or, to the Knowledge of PECO, threatened, and no such strike, slowdown or work stoppage has occurred within the two (2) years immediately preceding the date of this Agreement.

Section 4.20Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of PECO or PECO OP.

Section 4.21Information in the Form S-4 and Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of PECO or any PECO Subsidiary for inclusion or incorporation by reference in (a) the Form S‑4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting, at the time the Form S‑4 is declared effective by the SEC or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that PECO is responsible for filing with the SEC in connection with the Transactions, if any, to the extent relating to PECO or any PECO Subsidiary or other information supplied by or on behalf of PECO or any PECO Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Form S‑4 or the Proxy Statement to the extent based upon information supplied to PECO by or on behalf of the Company.

Section 4.22Ownership of Company Common Stock. None of PECO or PECO OP or any of their respective Affiliates is, nor at any time during the last five (5) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company, each as defined in Section 3-601 of the MGCL. Neither PECO nor any PECO Subsidiary, nor any of their respective affiliates, beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed five percent (5%) of the Company Common Stock), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither PECO nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.23Vote Required. No vote of the holders of any class or series of shares of stock of PECO or any Partnership Units (as defined in the PECO OP Partnership Agreement) of the PECO Operating Partnership is necessary to approve the Merger or other Transactions.

Section 4.24Related Party Agreements. Except as set forth in the PECO SEC Documents made through and including the date hereof or as permitted by this Agreement, there have been no agreements, arrangements or understandings between PECO or any other PECO Entity, on the one hand, and any Affiliate (including any officer or director) thereof, on the other hand (other than those exclusively among PECO and any Subsidiary of PECO), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25No Additional Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV or in any Ancillary Agreement, none of PECO, PECO OP nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty whatsoever to the Company or any of its Affiliates or Representatives in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1Conduct of Business by the Company Pending the Closing.

(a)The Company agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as expressly set forth in Schedule 5.1(a) of the Company Disclosure Letter, (ii) as required, contemplated or permitted pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the PECO Parties (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the other Acquired Companies to, (A) conduct their respective businesses in all material respects in the Ordinary Course of Business and shall use all reasonable efforts to keep intact their respective businesses and preserve their respective relationships with Governmental Entities, customers, suppliers, landlords, tenants, creditors, business associates and others with whom they deal, (B) use reasonable best efforts to maintain their respective assets and properties in their current condition (ordinary wear and tear excepted) and (C) use commercially reasonable efforts to maintain the Company’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, and except (I) as expressly set forth in Schedule 5.1a) of the Company Disclosure Letter, (II) as required, contemplated or permitted pursuant to this Agreement, (III) as required by applicable Law or (IV) as consented to in writing by PECO (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit the Company Operating Partnership to, directly or indirectly:

(i)amend its charter or bylaws (or comparable documents);

(ii)adjust, split, combine, subdivide or reclassify any shares of capital stock;

(iii)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (I) a partnership or disregarded entity for federal income tax purposes or (II) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(iv)take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Merger or the other Transactions;

(v)adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as permitted by Section 5.3 and this Section 5.1(a); or

(vi)authorize, or commit or agree to, whether in writing or otherwise, any of the foregoing actions.

(b)Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company determines that it is necessary to take any such action, it shall notify the PECO Parties as soon as reasonably practicable prior to taking such action.

Section 5.2Conduct of Business by PECO Pending the Closing.

(a)PECO agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as expressly set forth in Schedule 5.2(a) of the PECO Disclosure Letter, (ii) as required, contemplated or permitted pursuant to this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), PECO shall, and shall cause each of its Subsidiaries to, (A) conduct their respective businesses in all material respects in the Ordinary Course of Business and shall use all reasonable efforts to keep intact their respective businesses, keep available the services of their respective current officers and employees and preserve their respective relationships with Governmental Entities, customers, suppliers, landlords, tenants, creditors, employees, business associates and others with whom they deal, (B) use reasonable best efforts to maintain their respective assets and properties in their current condition (ordinary wear and tear excepted), and (C) use commercially reasonable efforts to maintain PECO’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, and except (I) as expressly set forth in Schedule 5.2a) of the PECO Disclosure Letter, (II) as required, contemplated or permitted pursuant to this Agreement, (III) as required by applicable Law or (IV) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, PECO shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)amend its charter or bylaws (or comparable documents);

(ii)adjust, split, combine, subdivide or reclassify any shares of capital stock;

(iii)amend any term of any shares of PECO Common Stock or PECO OP Units or other equity interests of PECO or PECO OP in a manner that would adversely affect the economic benefits of the Mergers to the holders of the Company Shares;

(iv)take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) PECO to fail to qualify as a REIT or (B) any PECO Subsidiary to cease to be treated as any of (I) a partnership or disregarded entity for federal income tax purposes or (II) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(v)take any action under the PECO Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of PECO Common Stock with respect to the Merger or the other Transactions;

(vi)adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution or bankruptcy reorganization, except as permitted by the first sentence of this Section 5.2(a);

(vii)effect or agree to any merger, consolidation or recapitalization other than (A) as permitted by the first sentence of this Section 5.2(a), or (B) in a manner that would not materially and adversely affect the economic benefits of the Mergers to the holders of the Company Shares and would not prevent or materially delay or impair the ability of PECO and PECO OP to consummate the Mergers; or

(viii)authorize, or commit or agree to, whether in writing or otherwise, any of the foregoing actions.

(b)Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit PECO from taking any action, at any time or from time to time, that in the reasonable judgment of PECO, upon advice of counsel to PECO, is reasonably necessary for PECO to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of PECO in accordance with this Agreement or otherwise. If PECO determines that it is necessary to take any such action, it shall notify the Company as soon as reasonably practicable prior to taking such action.

Section 5.3No Solicitation by the Company; Company Change in Recommendation.

(a)Except as otherwise expressly provided in this Section 5.3, from and after the date hereof until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate, encourage or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other Person information or afford to any other Person access to the business, properties, assets or personnel of any of the Acquired Companies, in each case, in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, a Competing Proposal; (iii) enter into any Contract (including a letter of intent or term sheet) in connection with a Competing Proposal (the “Company Acquisition Agreement”); (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, that, notwithstanding anything contained herein to the contrary, the Company may waive any provision that prohibits a confidential proposal being made to the Company Special Committee or the Company Board of Directors (directly or indirectly through the Company’s Representatives)); or (v) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal.

(b)Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or after the date hereof and prior to obtaining the Merger Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or Group, which Competing Proposal was made on or after the date hereof and was not preceded by a material breach by the Company of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (ii) if the Company Special Committee determines in good faith, after consultation with its advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which the Company shall promptly (and in any event, within twenty-four (24) hours) provide to PECO following the execution thereof), information (including non-public information) with respect to the Company and its Subsidiaries to the Person or Group who has made such Competing Proposal; provided, that the Company shall concurrently provide to PECO any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to PECO or its Representatives; and (B) engage in or otherwise participate in discussions or negotiations with the Person or Group making such Competing Proposal.

(c)Following the date hereof, the Company shall notify the PECO Parties promptly (but in no event later than forty-eight (48) hours) after receipt of any Competing Proposal, or any request for nonpublic information relating to the Company or any of the Company Subsidiaries by any Person that informs the Company or any of the Company Subsidiaries that it is considering making, or has made, a Competing Proposal (or any Person in circumstances that would be reasonably expected to be in connection with the consideration of or the making of a Competing Proposal), or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a Competing Proposal.  Such notice shall be made orally and promptly confirmed in writing, and shall indicate the identity of the person making the Competing Proposal, inquiry or request and the material terms and conditions of any proposals or offers (including a copy thereof if in writing, including any proposed agreements).

(d)Except as expressly permitted by this Section 5.3(d), the Company Special Committee and the Company Board of Directors shall not: (i) (A) fail to recommend to the Company’s stockholders that the Company Stockholder Approvals be given or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to the PECO Parties, modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 5.3(e), (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal, or (E) fail to make or reaffirm the Company Board Recommendation within five (5) Business Days following the PECO Parties’ written request to do so following the Company’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) authorize, cause or permit any Acquired Company to enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement). Notwithstanding anything to the contrary herein, prior to the time the Merger Approval is obtained, but not after, the Company Board of Directors may make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 8.1(e) and enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, the Company receives a Competing Proposal that was not preceded by a material breach by the Company of this Section 5.3 and the Company Special Committee shall have determined in good faith that, after consultation with its advisors and outside legal counsel, such Competing Proposal constitutes a Superior Proposal; provided, that, in order to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal:

(i)the Company Special Committee shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law;

(ii)the Company shall have given the PECO Parties at least five (5) Business Days’ prior written notice of its intention to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), which notice shall specify in reasonable detail (A) the basis for the Company Adverse Recommendation Change or termination, (B) the identity of the party making such Superior Proposal, and (C) the material terms thereof and include copies of the current drafts of all material agreements between the Company and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in the Company’s possession);

(iii)the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with the PECO Parties during such notice period, to the extent the PECO Parties wish to negotiate; and

(iv)following the end of such notice period, the Company Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed by the PECO Parties (or as to other proposals made by the PECO Parties) in writing, and shall have determined, after consultation with its advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that, in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to the PECO Parties an additional notice consistent with that described in Section 5.3(d)(ii) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days; and provided, further, that any purported termination of this Agreement pursuant to this Section 5.3(c) shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(e) and the Company pays the PECO Parties the PECO Expense Amount in accordance with Section 8.2(b).

(e)Nothing in this Section 5.3 shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to do so would create a material risk of a breach by the Company of its duties under applicable Law; provided, that any disclosures (other than those made pursuant to clause (ii) of this Section 5.3(e)) that address the approval or recommendation by the Company Board of Directors of the Transactions and that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(f)Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, and shall not permit any Acquired Company or any of its or their respective Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person in connection with (or related to) a Competing Proposal (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement) but excluding, for the avoidance of doubt, in connection with any Company Acquisition Agreement with respect to a Superior Proposal entered into pursuant to Section 5.3(c) and resulting in termination of this Agreement pursuant to Section 8.1(e).

(g)The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Acquired Company or the Representatives of any Acquired Company acting at the direction of the Company or any other Acquired Company shall be deemed to be a breach of this Section 5.3 by the Company.

(h)Notwithstanding anything to the contrary contained in this Agreement, in circumstances not involving or relating to a Competing Proposal and at any time prior to the receipt of the Merger Approval, the Company Board of Directors may make a Company Adverse Recommendation Change if and only if (i) a Company Intervening Event has occurred, (ii) the Company Board of Directors has concluded in good faith (after consultation with its advisors and its outside legal counsel) that failure to take such action would be inconsistent with their duties as directors under applicable Law, (iii) five (5) Business Days (the “Company Intervening Event Notice Period”) shall have elapsed since the Company has given written notice (which written notice shall not be deemed a Company Adverse Recommendation Change for any purpose of this Agreement) to the PECO Parties advising that the Company intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Company Intervening Event Notice Period, the Company has considered and, if requested by the PECO Parties, engaged and caused its Representatives to engage in good faith discussions with the PECO Parties regarding any adjustment or modification of the terms of this Agreement proposed by the PECO Parties, and (v) the Company Board of Directors, following such Company Intervening Event Notice Period, again reasonably determines in good faith (after consultation with its outside legal counsel and its advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the PECO Parties) that failure to do so would be inconsistent with their duties as directors under applicable Law; provided, however, that in the event the Company Board of Directors does not make a Company Adverse Recommendation Change following such Company Intervening Event Notice Period, but thereafter determines to make a Company Adverse Recommendation Change pursuant to this Section 5.3(h) in circumstances not involving a Competing Proposal, the foregoing procedures referred to in this Section 5.3(h) shall apply anew.

(i)Notwithstanding any Company Adverse Recommendation Change, unless such Company Adverse Recommendation Change is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 8.1(e), the Company shall cause the approval of the Merger to be submitted to a vote of its stockholders at the Company Stockholder Meeting.

Section 5.4Form S-4; Proxy Statement.

(a)As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement in preliminary form, and (ii) PECO shall prepare and cause to be filed with the SEC the Form S-4 with respect to the PECO Common Stock issuable in the Merger, which will include the Proxy Statement in preliminary form with respect to the Company Stockholder Meeting. Each of the Company and PECO shall use reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. As promptly as reasonably practicable after the Form S-4 is declared effective, the Company shall mail or deliver to its stockholders the Proxy Statement. Each of the Company and PECO shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or units to the other(s) and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party or Parties to be included therein. PECO shall promptly notify the Company of the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Form S-4 received from the SEC. PECO shall use reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto), mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and PECO, as applicable, (x) shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (y) shall include in such document or response all comments reasonably proposed by the other, and (z) each of the Company and PECO also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). PECO shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the PECO Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and PECO shall use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. PECO shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the PECO Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)If, at any time prior to the receipt of the Company Stockholder Approvals, any information relating to the Company or PECO, or any of their respective Affiliates, should be discovered by the Company or PECO which, in the reasonable judgment of the Company or PECO, should be set forth in an amendment of, or a supplement to, either the Form S-4 or the Proxy Statement, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and PECO shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to the PECO Parties or their respective Affiliates will be deemed to have been provided by PECO.

(c)As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Special Committee and the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approvals, include such recommendation in the Proxy Statement and solicit and use reasonable best efforts to obtain the Company Stockholder Approvals, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3(d). Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approvals, whether or not a quorum is present, PECO may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting up to two (2) times (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, that the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approvals will be obtained at such meeting.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1Access; Confidentiality; Notice of Certain Events.

(a)From the date of this Agreement until the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and PECO shall, and shall cause each of the Subsidiaries of PECO and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and PECO shall, and shall cause each of the Company Subsidiaries and the PECO Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (to the extent not publicly available), and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request, taking into account the relative size of the Parties. Notwithstanding the foregoing, neither the Company nor PECO shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information, (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business (provided, however, that the withholding Party shall use reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and PECO will use reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b)Each of the Company and PECO will hold, and will cause each of its Representatives and Affiliates to hold, any confidential, proprietary and nonpublic information relating to the Acquired Companies, the PECO Entities or the Transactions, as applicable, including any information exchanged pursuant to this Section 6.1, in confidence and will not disclose all or any part thereof to any Person (other than their respective Representatives and Affiliates who need to know such information in connection with the Transactions) by any means, except to the extent (i) such disclosure is required by applicable Law, (ii) such disclosure is consented to in writing by the non-disclosing Party, or (iii) such disclosed information is at the time of such disclosure then available to the public other than as a result of a breach of this Section 6.1(b). The Company or PECO, as applicable, will be responsible for any breach of this Section 6.1(b) by any of its Representatives or Affiliates.

(c)The Company shall give prompt notice to PECO, and PECO shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions or (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, (ii) of any Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the Subsidiaries of PECO, respectively, which makes, or is reasonably likely to make, any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 6.2Consents, Approvals and Debt Payoff.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and PECO shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining order or other Judgment entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement; provided, that notwithstanding the foregoing or any other provisions of this Agreement, nothing contained in this Agreement (including this Section 6.2(a)) shall require or obligate PECO or any of its Affiliates to, and the Company shall not, without the prior written consent of PECO, in each case in connection with obtaining any approval or consent from any Governmental Entity with respect to the Merger, (A) commence or defend any litigation with any Governmental Entity or private party, (B) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, including any agreement to delay the Closing, in connection with obtaining any authorization, consent, Judgment, registration or approval of a Governmental Entity, or (C) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of PECO, the Company or any of their respective Subsidiaries, or any interest or interests therein.

(b)In connection with and without limiting the foregoing, each of PECO and the Company shall give (or shall cause to be given) any notices to any Person, and each of PECO and the Company shall use, and cause each of their respective Affiliates to use, reasonable best efforts to obtain any Consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other Party may request in connection with the preparation of any required Filings and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, Filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their respective Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their respective Affiliates that appears in any Filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor PECO shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any Filing, investigation or other inquiry without giving the other Party prior notice of such Filing, meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting or conversation with such Governmental Entity.

(c)Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Consent from any Person (other than any Governmental Entity) with respect to the Merger, none of the Company or any of the Company

Subsidiaries, PECO or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Merger Effective Time. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

(d)PECO shall take the lead in coordinating communications with any Governmental Entity, developing strategy for responding to any investigation or other inquiry by any Governmental Entity and formulating proposals to any Governmental Entity related to the Consents or any other matter described in this Section 6.2. PECO shall consult in advance with the Company and take Company’s views into account in making any such determination.

(e)On the Closing Date, but prior to the Merger Effective Time, subject to the conditions in Article VII being satisfied or waived by the applicable Party, PECO OP shall make a one-time payment in immediately available funds to the Company Operating Partnership as further consideration for the Merger and the other Transactions in the amount of the outstanding balance of the Company Credit Facility as of such date not to exceed $20,500,000.00, or such other amount as the Company and PECO OP shall agree to pay (the “Debt Payoff Proceeds”). Upon receiving such Debt Payoff Proceeds, immediately prior to the Merger Effective Time, the Company shall: (i) cause the Company Operating Partnership to pay off the entire balance of the Company Credit Facility using the Debt Payoff Proceeds and terminate the Company Credit Facility; and (ii) provide PECO with evidence reasonably satisfactory to PECO and its counsel that the Company Credit Facility has been paid off and terminated and all Liens and guarantees securing the Company Credit Facility have been released. The Company shall provide Wells Fargo Bank with written notice of its intent to terminate the Company Credit Facility at least five (5) Business Days prior to the Closing Date in accordance with the terms and conditions of the Company Loan Agreement, which notice shall provide that any such termination will be contingent upon the consummation of the Closing.

Section 6.3Publicity. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party hereto without the prior written consent of the Parties, except such release or announcement as may be required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the non-disclosing Party reasonable time to review and comment on such release or announcement in advance of such issuance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. The Parties shall agree upon the form of any joint press release announcing the Merger and the execution of this Agreement.

Section 6.4Directors’ and Officers’ Liability.

(a)PECO and PECO OP (the “D&O Indemnifying Parties”) shall honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under any charter, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents or agreements of the Acquired Companies (collectively, the “Acquired Company Organizational Documents”) and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals (including, all managers, directors, officers, trustees, agents and fiduciaries of any Acquired Company acting in such capacity) covered by such Acquired Company Organizational Documents or Indemnification Agreements (collectively, the “D&O Indemnified Parties”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions. The D&O Indemnifying Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of any D&O Indemnified Party provided under any Acquired Company Organizational Document or any Indemnification Agreement, in each case, which are in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms. For a period of six (6) years from the Closing, PECO and PECO OP agree that the Acquired Company Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party, unless such modification shall be required by applicable Law, and then only to the minimum extent required by applicable Law.

(b)Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Merger Effective Time, PECO (but only to the extent the D&O Indemnified Parties would be permitted to be indemnified by the Company under the Acquired Company Organizational Documents and applicable law) shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such D&O Indemnified Party’s capacity as such, or (B)

this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, to the extent required by applicable law, of (A) an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified and (B) an affirmation by the D&O Indemnified Party of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, PECO shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of an D&O Indemnified Party for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)PECO has obtained, or shall obtain prior to the Closing, a prepaid insurance and indemnification policy (i.e., tail coverage) with a term of six (6) years covering each D&O Indemnified Party that provides coverage, subject to such policy’s terms and conditions, for matters occurring prior to the Closing (the “D&O Tail Policy”) that is no less favorable than the applicable Acquired Company’s existing policy (true, correct and complete copies of which have been previously provided to PECO prior to the date hereof) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the premium for such D&O Tail Policy shall not exceed three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement.

(d)If any of PECO or PECO OP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PECO or PECO OP, as applicable, assume the obligations set forth in this Section 6.4.

(e)The provisions of this Section 6.4 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 6.4), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of PECO, PECO OP and the Acquired Companies and shall not be amended in a manner that is adverse to the D&O Indemnified Parties (including their respective successors, assigns and heirs) without the prior written consent of the D&O Indemnified Party (including, if applicable, the successors, assigns and heirs thereof) affected thereby. The exculpation and indemnification provided for by this Section 6.4 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 6.5Security Holder Litigation. In the event that any Proceeding related to this Agreement, the Merger or the other Transactions is brought against the Company, on the one hand, or PECO, on the other hand (either the Company or PECO, as applicable, against whom such litigation is brought, the “Participating Party”, and the other, the “Other Party”), its Representatives and/or Affiliates by security holders of the Participating Party (each, a “Security Holder Litigation”), the Participating Party shall promptly notify the Other Party of such litigation and shall keep the Other Party informed on a current basis with respect to the status thereof. The Participating Party shall give the Other Party the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Participating Party, its Representatives and/or Affiliates by security holders of the Participating Party, and no settlement thereof shall be agreed to without the Other Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.6Director Resignations. The Company shall cause to be delivered to PECO resignations executed by each director of the Company in office as of immediately prior to the Merger Effective Time, such resignations to be effective as of the Merger Effective Time.

Section 6.7Tax Matters.

(a)PECO shall use reasonable best efforts to (i) (A) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.3(d), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (B) obtain the opinion of counsel referred to in Section 7.3(d), (ii) deliver to Goodwin Procter LLP (or such other counsel rendering such opinion), counsel to PECO, a tax representation letter, dated as of the effective date of the Form S-4 and Closing Date, as applicable, in customary form and substance and approved by the Company, which approval shall not be unreasonably withheld, and signed by an officer of PECO and PECO OP, containing representations of PECO and PECO OP reasonably necessary or appropriate to enable Goodwin Procter LLP (or such other counsel rendering such opinion) to render the tax opinion described in clause (i)(A) of this Section 6.7(a) and the tax opinion described in Section 7.3(d).

(b)PECO OP and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Pursuant to Section 9.3, PECO OP shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

(c)Prior to the Merger, the Company shall: (i) deliver to PECO OP a duly executed certificate of non-foreign status, dated as of the Closing Date, in form and substance reasonably acceptable to PECO OP; and (ii) if PECO so requests, deliver to Goodwin Procter LLP (or such other counsel rendering the tax opinion described in Section 6.7(a) or Section 7.3(d) as counsel to PECO) a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, in form and substance approved by PECO, which approval shall not be unreasonably withheld, and signed by an officer of the Company and the Company Operating Partnership containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate for PECO and its counsel to the effect that, commencing with the Company’s taxable year that ended on December 31, 2016 through and including its taxable year ended on the Closing Date, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Section 6.8Dividends. From and after the date of this Agreement until the earlier of the Merger Effective Time and termination of this Agreement pursuant to Section 8.1, neither the Company nor PECO shall authorize, make, declare or set aside any dividend or other distribution to its stockholders without the prior written consent of the Company (in the case of PECO) or PECO (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment by the Company of monthly dividends not in excess of an amount covered by the Company’s operating cash flow for each such month (“Company Permitted Dividend”) or by PECO of dividends in the Ordinary Course of Business (a “PECO Permitted Dividend”, and together with the Company Permitted Dividends, each a “Permitted Dividend”), as applicable.  In the event that (i) a Company Permitted Dividend has (A) a record date prior to the Merger Effective Time and (B) has not been paid as of immediately prior to the Merger Effective Time (regardless of the declared date for the payment thereof), the holders of Company Shares shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to Article II or (ii) a PECO Permitted Dividend has (A) a record date prior to the Merger Effective Time and (B) has not been paid as of immediately prior to the Merger Effective Time (regardless of the declared date for the payment thereof), the holders of shares of PECO Common Stock shall be entitled to receive such distribution from PECO in connection with the Closing. Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, each of the Company, any Company Subsidiary, PECO, and any PECO Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or PECO, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law.  If the Company or PECO, as applicable, determines that it is necessary to declare a dividend or distribution (whether a Company Permitted Dividend, a PECO Permitted Dividend or otherwise), it shall notify PECO or the Company, as applicable, as soon as reasonably practicable prior to such declaration.

Section 6.9Certain Transactions. Effective immediately prior to, but subject to, the Merger Effective Time, the Company and PECO shall (i) terminate, or cause to be terminated, without liability or expense to the Company or any Acquired Company, the Advisory Agreement pursuant to a termination agreement entered into on or prior to the Closing Date, in form and substance reasonably agreeable to the Parties (the “Termination Agreement”) and (ii) shall cause the Special Limited Partner Interest held by the Advisor to be redeemed by the Company Operation Partnership without the payment of any consideration.

Section 6.10Termination of Offering. Promptly upon the Closing, the Company and the PECO Parties shall cooperate to take or cause to be taken, all actions necessary to terminate the Company’s initial public offering that commenced on May 8, 2018 (the “Offering”). From the date hereof until the termination of this Agreement pursuant to its terms, other than in connection with the immediately preceding sentence (including, for the avoidance of doubt, the payment of any fees that may become payable by the Company or its Affiliates in connection with such termination), the Company shall, and cause its Affiliates to, cease incurring any material costs, fees or expenses of any third parties in connection with an initial public offering of the Company.

Section 6.11Other Transactions.

(a)The Company shall use commercially reasonable efforts to provide such cooperation and assistance as the PECO Parties may reasonably request to (a) sell or cause to be sold or transfer or cause to be transferred stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more of its wholly-owned Subsidiaries to a third party designated by the PECO Parties at a price and on such other terms as designated by the PECO Parties and (b) sell or cause to be sold or transfer or cause to be transferred any of the assets or properties of the

Company or one or more of its wholly-owned Subsidiaries to a third party designated by the PECO Parties at a price and on such other terms as designated by the PECO Parties (any action or transaction described in clause (a) through (b), a “PECO-Approved Transaction”); provided, that (i) none of the PECO-Approved Transactions shall delay or prevent the completion of the Merger, (ii) neither the Company nor any Company Subsidiary shall be required to take any action in contravention of (A) any organizational document of the Company or any Company Subsidiary, (B) any contract or agreement to which the Company, the Company Subsidiaries or any of their respective assets are bound or (C) applicable Law, (iii) any such sales or transactions, including the consummation of any PECO-Approved Transaction or other obligations of the Company or the Company Subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), shall be contingent upon all of the conditions set forth in Article VII having been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and receipt by the Company of a written notice from the PECO Parties to such effect and that the PECO Parties are prepared to proceed immediately with the Closing and the Company shall have received any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a) and (b) will be deemed to have occurred immediately prior to the Closing), (iv) such PECO-Approved Transaction (or the inability to complete such PECO-Approved Action) shall not affect or modify in any respect the obligations of the PECO Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration, (v) neither the Company nor any Company Subsidiary shall be required to take any such action that could adversely affect the classification of the Company, or any Company Subsidiary that is classified as a REIT, as a REIT, could subject the Company or any such Company Subsidiary to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) or could adversely affect the intended tax treatment of the transactions contemplated by this Agreement as set forth in Section 1.6 and (vi) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any shareholder or limited partner of the Company or the Company Operating Partnership. PECO OP shall upon request by the Company advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or the applicable Company Subsidiaries in connection with any actions taken by the Company or any Company Subsidiaries in accordance with this Section 6.11 (including the reasonable fees and expenses of their Representatives). Such actions or transactions shall be undertaken in the manner (including in the order) specified by the PECO Parties and, subject to the limits set forth above and except as agreed by the PECO Parties and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing and shall be contingent upon the actual consummation of the Closing. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.11. Each of the PECO Parties, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking any actions contemplated by this Section 6.11. Without limiting the foregoing, none of the representations, warranties or covenants of Company or any of its Affiliates shall be deemed to apply to, or deemed breached or violated by, any of the Requested Transactions.

(b)For the avoidance of doubt, the Company shall not be deemed to have made a Company Adverse Recommendation Change or entered into or agreed to enter a Company Acquisition Agreement as a result of providing any cooperation or taking any actions to the extent requested by any PECO Party in connection with a PECO-Approved Transaction. The consummation of any PECO-Approved Transaction shall not constitute consummation of a Competing Proposal for purposes of this Agreement, nor shall any Competing Proposal made in respect of a PECO-Approved Transaction constitute a Competing Proposal for purposes of this Agreement.

Section 6.12Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 6.2) as such other Party may reasonably deem necessary or desirable to consummate the Transactions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the written agreement of the Parties, in each case, to the extent permitted by applicable Law:

(a)Stockholder Approval. The Company Stockholder Approvals shall have been duly obtained.

(b)Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Merger and there shall be no Judgment (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger.

(c)Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced or threatened.

Section 7.2Conditions to Obligations of the PECO Parties. The obligations of the PECO Parties to effect the Merger are also subject to the satisfaction or waiver (in writing) by PECO on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. Each Fundamental Representation of the Company shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Fundamental Representation expressly relates to another date (in which case as of such other date). Each representation and warranty of the Company herein (other than any Fundamental Representations) shall be true and correct, in each case, except where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have and could not reasonably be expected to have an Acquired Company Material Adverse Effect. The PECO Parties shall have received a certificate signed by a duly authorized executive officer of the Company to the effect of the preceding two (2) sentences.

(b)Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each agreement, covenant and obligation required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time. The PECO Parties shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)No Acquired Company Material Adverse Effect. There shall not have occurred any event since the date of this Agreement, and no circumstance shall exist, that constitutes, or could reasonably be expected to result in, an Acquired Company Material Adverse Effect.

Section 7.3Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. Each Fundamental Representation of PECO and PECO OP shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such Fundamental Representation expressly relates to another date (in which case as of such other date). Each representation and warranty of PECO and PECO OP herein (other than any Fundamental Representations) shall be true and correct, in each case, except where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have and could not reasonably be expected to have a PECO Material Adverse Effect. The Company shall have received a certificate signed by a duly authorized executive officer of PECO to the effect of the preceding two (2) sentences.

(b)Performance of Obligations of PECO and PECO OP. Each of PECO and PECO OP shall have performed or complied in all material respects with each agreement, covenant and obligation required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time. The Company shall have received a certificate signed on behalf of PECO by a duly authorized executive officer of PECO to such effect.

(c)No PECO Material Adverse Effect. There shall not have occurred any event since the date of this Agreement, and no circumstance shall exist, that constitutes, or could reasonably be expected to result in, a PECO Material Adverse Effect.

(d)REIT Opinion. The Company shall have received a written opinion of Goodwin Procter LLP (or if Goodwin Procter LLP is unable to issue such opinion, such other counsel reasonably acceptable to the Company), counsel to PECO, dated as of the Closing Date and in form and substance as set forth in Exhibit B attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to the Company) and with such changes as are mutually agreeable to PECO and the Company, such agreement not to be unreasonably withheld, conditioned or delayed, to the effect that, commencing with PECO’s taxable year that ended on December 31, 2010 through and including its taxable year ended December 31, 2018, PECO has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable PECO to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Merger Effective Time, and future taxable years, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.7(a)(ii).

(e)Termination Agreement. The Termination Agreement entered into pursuant to Section 6.9 on or prior to the Closing Date shall remain in effect.

ARTICLE VIII

TERMINATION

Section 8.1Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approvals, if applicable) as follows:

(a)by mutual written consent of the PECO Parties and the Company;

(b)by either the PECO Parties or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, agreement, covenant or other obligation set forth in this Agreement, which breach (i) in the case of a breach by the Company, shall result in a condition in Section 7.1 or Section 7.2 not being satisfied or (ii) in the case of a breach by a PECO Party, shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and, in each case, such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (A) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party and (B) three (3) Business Days before the Outside Date); provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(b) by either the PECO Parties or the Company, as applicable, if such Party is then in material breach of any representation, warranty, agreement, covenant or other obligation set forth in this Agreement;

(c)by either the PECO Parties or the Company, if the Merger Effective Time shall not have occurred by 11:59 p.m. Eastern Time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party to the extent that such Party’s breach of any representation, warranty, agreement, covenant or obligation set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;

(d)by the PECO Parties at any time prior to the receipt of the Company Stockholder Approvals, if the Company Board of Directors shall have effected a Company Adverse Recommendation Change;

(e)by the Company if, prior to the receipt of the Merger Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a material breach by the Company of Section 5.3, the Company, prior to or concurrently with such termination, pays the PECO Expense Amount to the PECO Parties in accordance with Section 8.2(b);

(f)by either the Company or the PECO Parties if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable Judgment, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2; and

(g)by either the Company or the PECO Parties, if the Company Stockholder Approvals shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 8.2Effect of Termination.

(a)Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any PECO Party or the Company, except that this Section 8.2 and Section 9.3 through Section

9.14 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for Willful Breach of its representations, warranties, covenants, agreements or other obligations set forth in this Agreement.

(b)In the event that:

(i)(A) a Competing Proposal shall have been made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company pursuant to Section 8.1(c) or Section 8.1(g), and (C) (I) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal which Competing Proposal is later consummated, or (II) a Competing Proposal is consummated within twelve (12) months of the date of such termination; provided that for purposes of the preceding clause (C) of this Section 8.2(b)(i), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%); or

(ii)this Agreement is terminated by the PECO Parties pursuant to Section 8.1(b) or Section 8.1(d) or the Company pursuant to Section 8.1(e);

then, in any such event under clause (i) or clause (ii) of this Section 8.2(b), the Company shall pay the PECO Parties or its designee the PECO Expense Amount in accordance with the escrow procedures set forth in Section 8.2(d) (y) in the case of Section 8.2(b)(i), two (2) business days after the consummation of such Competing Proposal, and (z) in the case of Section 8.2(b)(ii), within two (2) Business Days after such termination; it being understood that in no event shall the Company be required to pay the PECO Expense Amount, as applicable, on more than one (1) occasion. As used herein, “PECO Expense Amount” shall mean an amount equal to the sum of all documented reasonable out-of-pocket Expenses incurred by the PECO Parties; provided, that the PECO Expense Amount shall not exceed nine-hundred thousand dollars ($900,000.00).
(c)Notwithstanding anything in this Agreement to the contrary:

(i)If the PECO Parties provide a notice of termination and such termination would result in the obligation to pay the PECO Expense Amount, the payment of such PECO Expense Amount, shall be the sole and exclusive remedy of the PECO Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of any of the PECO Parties, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement or the right of the PECO Parties to seek the reimbursement of Expenses pursuant to Section 9.3(b).  Upon payment of the PECO Expense Amount, none of the Company, any of its Subsidiaries or any of the other Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(ii)For the avoidance of doubt, if the PECO Parties have the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the PECO Parties may elect under which provision it is providing notice of termination and if the Company has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the Company may elect under which provision it is providing notice of termination.

(d)Notwithstanding anything in this Agreement to the contrary:

(i)If the Company is required to pay to the PECO Parties any payment under Section 8.2(b) or Section 9.3, as applicable (such payment, an “Expense Reimbursement”), such Expense Reimbursement shall be paid into escrow on the date such payment is required to be paid by the Company pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(d). In the event that the Company is obligated to pay PECO (or at PECO’s sole discretion, another PECO Party, in which case all references to “PECO” in this Section 8.2(d) shall be deemed a reference to such PECO Party) an Expense Reimbursement, the amount payable to PECO in any taxable year of PECO shall not exceed the lesser of: (A) such Expense Reimbursement payable to PECO; and (B) the sum of (I) the maximum amount that can be paid to PECO without causing PECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by PECO’s independent accountants (taking into account any known or anticipated income of PECO which is not Qualifying Income and any appropriate “cushion” as determined by such independent accountants), plus (II) in the event PECO receives either (x) a letter from PECO’s outside counsel indicating that PECO has received a ruling from the IRS as described below in this Section 8.2(d) or (y) a written legal opinion from PECO’s outside counsel as described below in this Section 8.2(d), an amount equal to the excess of such Expense Reimbursement, less the amount payable under subclause (I) above.

(ii)To secure the Company’s obligation to pay these amounts, the Company shall deposit into escrow an amount in cash equal to such Expense Reimbursement with an escrow agent selected by the Company on such terms (subject to this Section 8.2(d)) as shall be mutually agreed upon, in good faith, by the Company, PECO and the escrow agent (the “Escrow Agent”) via an escrow agreement by and among such Persons (or their respective Affiliates) (the “Escrow Agreement”). The payment or deposit into escrow of such Expense Reimbursement pursuant to this Section 8.2(d) shall be made at the time the Company is obligated to pay PECO such amount pursuant to this Section 8.2 by wire transfer of same day funds. The Escrow Agreement shall provide that such Expense Reimbursement (or any portion thereof) shall remain in escrow and shall not be released to PECO unless the Escrow Agent receives any one or combination of the following: (A) a letter from PECO’s independent accountants indicating the maximum amount that can be paid by the Escrow Agent to PECO without causing PECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income (taking into account any known or anticipated income of PECO which is not Qualifying Income and any appropriate “cushion” as determined by such independent accountants), in which case the Escrow Agent shall release such amount to PECO; or (B) a letter from PECO’s outside counsel indicating that (I) PECO received a ruling from the IRS holding that the receipt by PECO of such Expense Reimbursement would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, or (II) PECO’s outside counsel has rendered a written legal opinion to the effect that the receipt by PECO of such Expense Reimbursement should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the Escrow Agent shall release the remainder of such Expense Reimbursement to PECO. The Company agrees to amend this Section 8.2(d) at the reasonable request of PECO in order to (x) maximize the portion of such Expense Reimbursement that may be distributed to PECO hereunder without causing PECO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (y) reasonably assist PECO (at PECO’s expense) in obtaining a favorable ruling or written legal opinion from its outside counsel, in each case, as described in this Section 8.2(d). Any amount of such Expense Reimbursement that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(d); provided, however, that at the end of the second (2nd) calendar year beginning after the date on which the Company’s obligation to pay the Expense Reimbursement arose (or earlier if directed by PECO), any remaining portion of the Expense Reimbursement (together with interest thereon) then being held by the Escrow Agent shall be disbursed to the Company and, in the event the Expense Reimbursement has not by then been paid in full, such unpaid portion shall never be due.

(e)Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the PECO Expense Amount is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the PECO Parties in the circumstances in which the PECO Expense Amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Ancillary Agreements and in reliance on this Agreement and the Ancillary Agreements and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1Amendment and Modification; Waiver.

(a)Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may only be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approvals, if applicable, and prior to the Merger Effective Time, by the written agreement of PECO, PECO OP and the Company (by action taken by their respective boards of directors (if required), the Company Special Committee or other governing bodies); provided, however, that after receipt of the Company Stockholder Approvals, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further stockholder approval.

(b)At any time, and from time to time, prior to the Merger Effective Time, any Party or Parties may, to the extent allowed under applicable Law and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions, in each case, which are for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of PECO, PECO OP and the Company, as applicable. Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, other than as may be expressly provided in the Termination Agreement, nothing in this Agreement or any Ancillary Agreement shall constitute a waiver or modification of any rights of the Advisor (and its Affiliates) under the Advisory Agreement, including the indemnity provisions contained therein.

Section 9.2Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Merger Effective Time.

Section 9.3Expenses.

(a)All Expenses incurred in connection with this Agreement and the Transactions shall be paid by PECO OP, provided, that PECO OP shall only pay (and in the event the Company has already paid, reimburse the Company for) documented and reasonable out-of-pocket Expenses incurred by the Company.

(b)Notwithstanding Section 9.3(a), in the event this Agreement is terminated pursuant to Section 8.1 for any reason, other than by the Company and the PECO Parties pursuant to Section 8.1(a) or by the Company pursuant to Section 8.1(b), the Company shall pay to PECO OP (and in the event PECO OP has already paid, reimburse PECO OP for) within two (2) Business Days after such termination (i) the sum of all documented reasonable out-of-pocket Expenses incurred by the Company or any Company Subsidiary and actually paid (or reimbursed) by the PECO Parties, and (ii) fifty percent (50%) of any Expenses (if any) incurred by the PECO Parties arising from the negotiation and execution of the Escrow Agreement. For the avoidance of doubt, any amounts payable by the Company under this Section 9.3(b) shall be without duplication of any amount payable by the Company under Section 8.2.

(c)Notwithstanding anything to the contrary contained herein, from and after the Merger Effective Time, PECO OP shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if personally delivered (notice deemed given upon receipt), sent by electronic transmission (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to any of the PECO Parties, to:
Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention:     Jeffrey S. Edison
Email:         jedison@phillipsedison.com
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:     Yoel Kranz, Esq.
David Roberts, Esq.
Email:         ykranz@goodwinlaw.com
droberts@goodwinlaw.com
if to the Company, to:
The Special Committee of the Board of Directors
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention:     Mark D. McDade
Email:         mcdade@qimingvc.com

with a copy to (which shall not constitute notice):

Hogan Lovells LLP
555 Thirteenth Street, NW
Washington, DC 20004
Attention:    Michael E. McTiernan
Email :         michael.mctiernan@hoganlovells.com

Section 9.5Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality or non-disclosure agreement with confidentiality and standstill provisions that are customary for public companies investigating potential change of control or significant asset sale transactions, as reasonably determined by the Company Special Committee after consultation with the committee’s outside counsel; provided that such confidentiality or non-disclosure agreement shall permit compliance with Section 5.3 of this Agreement and may expressly permit or carve-out from any standstill (and is not required to prohibit) any non-public communications, requests or proposals with or to the Company Special Committee, the Company Board of Directors or their Representatives, including, for the avoidance of doubt, requests for waivers from the standstill and the making or negotiating of any Competing Proposal or Superior Proposal.
“Acquired Businesses” means the businesses engaged in by any of the Acquired Companies (or currently contemplated to be engaged in by any of the Acquired Companies) as of the date hereof.
“Acquired Company Material Adverse Effect” means a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (b) on the ability of the Acquired Companies to consummate the Transactions before the Outside Date; provided, however, that with respect to clause (a) of this definition the term “Acquired Company Material Adverse Effect” shall not include effects to the extent they result from (i) any failure of the Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (but not the underlying causes of such failure), (ii) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which the Company or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, (iii) changes in general economic conditions or in the industries in which the Acquired Companies operate (except, in each case, to the extent having a disproportionate effect on the Acquired Companies, taken as a whole, compared to other companies in the industry in which the Acquired Companies operate), (iv) declaration of war or terrorist attack, (v) earthquakes or other natural disasters that do not result in the destruction or material damage to a material portion of the Acquired Companies’ properties or assets, taken as a whole, (vi) changes in applicable Law, (vii) changes in GAAP, (viii) the announcement of the Merger or the other Transactions, or (ix) any Security Holder Litigation, including derivative claims, brought by one or more holders of Company Common Stock, but any effects resulting from the matters referred to in this proviso shall be excluded only to the extent such matters occur after the date hereof.
“Advisory Agreement” means the Amended and Restated Advisory Agreement, dated as of May 8, 2018, by and among the Company, Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership (the “Company Operating Partnership”), and Advisor (as amended by (a) the First Amendment to Amended and Restated Advisory Agreement, dated as of November 9, 2018, and (b) the Second Amendment to Amended and Restated Advisory Agreement, dated as of May 8, 2019), as it may be further amended, modified or supplemented from time to time.
“Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Ancillary Agreements” means the Termination Agreement and the other agreements, certificates and instruments executed and delivered in connection with this Agreement.
“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in New York, New York.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.
“Company Charter” means the charter of the Company.
“Company Charter Approval” means the affirmative vote of holders of outstanding shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the Company Charter Amendment.
“Company Credit Facility” means the Indebtedness of the Company Operating Partnership issued pursuant to the Company Loan Agreement.
“Company Governing Documents” means the Company Bylaws and the Company Charter.
“Company Intervening Event” means a material event, circumstance, change or development that was not known to the Company Board of Directors prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, circumstance, change or development, or any material consequence thereof, becomes known to the Company Board of Directors prior to the Closing Date; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (a) the receipt, existence or terms of any Competing Proposal or any matter relating thereto or consequence thereof, (b) changes in the market price of the capital stock of the Company or (c) the Company meeting, exceeding or failing to meet internal or publicly announced financial projections, forecasts or predictions; provided, further, however, that, with respect to the foregoing clauses (b) and (c), any fact or event giving rise to such change, meeting, exceedance or failure, as applicable, may otherwise constitute or be taken into account in determining whether a “Company Intervening Event” has occurred if not falling into the event, circumstance, change or development contemplated by the foregoing clause (a).
“Company Loan Agreement” means that certain Credit Agreement, dated as of March 30, 2017, among the Company Operating Partnership, the Company, the other Guarantors (as defined therein), the Lenders (as defined therein), and Wells Fargo Bank, National Association, as Administrative Agent (“Wells Fargo Bank”), Swing Line Lender and L/C Issuer (each as defined therein), as amended by that certain First Amendment to Credit Agreement, dated as of November 9, 2018.
“Company Operating Partnership Agreement” means the Agreement of Limited Partnership of the Company Operating Partnership, dated as of October 5, 2016 (as amended by that certain First Amendment to Agreement of Limited Partnership of the Company Operating Partnership, dated as of May 8, 2018), as it may be further amended, modified or supplemented from time to time.
“Company Partnership Unit” means each “GP Unit” and “OP Unit”, each having the meaning assigned to such term in the Company Operating Partnership Agreement.
“Company Real Property” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the Acquired Companies in which the Acquired Companies have an interest as of the date of this Agreement (including all of such Acquired Companies’ right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.
“Company Special Committee” means the Special Committee of the Company Board of Directors that has been formed by the Company Board of Directors in connection with the evaluation of strategic alternatives for the Company, including the Merger and other Transactions.
“Company Stockholder Approvals” means the Merger Approval and the Company Charter Approval.
“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approvals, including any postponement or adjournment thereof.
“Competing Proposal” means any inquiry, proposal or offer from any Person (other than PECO or any of its Subsidiaries) or Group relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of the Acquired Companies equal to twenty (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of twenty percent (20%) or more of the outstanding Company Common Stock, (c) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is twenty percent (20%) or more, in each case, other than the Transactions.
“Consent” means any consent, notice, approval, ratification, permission, waiver, license, permit, franchise or authorization of any Person.
“Contract” means any written agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, understanding, undertaking arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment between parties or by one party in favor of another party.
“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound: (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person; (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, or other similar commitment, arrangement, undertaking or other Contract; or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.
“Environment” means (and includes) ambient air (including indoor air), building surfaces or interiors (to the extent impacted by Hazardous Materials), land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora, fauna and other natural resources.
“Environmental Law” means any and all Laws, and any binding Judgments or permits, licenses, variances, exemptions orders and approvals of all Governmental Entities issued, promulgated or entered into by or with any Governmental Entity, in each case, relating to pollution regulation or protection of the Environment, natural resources, or human health (solely as it relates to the Environment or exposure to Hazardous Materials), including Laws relating to the management, Release or threatened Release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any of the PECO Entities is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. Any trade or business that would have previously been considered to have been an ERISA Affiliate shall continue to be considered an ERISA Affiliate with respect to liabilities for which any PECO Entity could incur any liability on account of such trade or business.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Form S-4, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, the solicitation of stockholder approvals, any filings with the SEC, the Company Charter Amendment, paying off and terminating the Company Credit Facility and all other matters related to the closing of the Merger and the other Transactions.
“Filing” means any registration, declaration, notice, report, submission or other filing with any Governmental Entity.
“Form S-4” means the registration statement on Form S-4 pursuant to which the offer and sale of shares of PECO Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto).
“Fundamental Representations” when used with respect to (a) the Company means the representations and warranties set forth in (i) clause (a) of Section 3.1 (Organization, Standing and Power; Books and Records), (ii) Section 3.2 (Equity Securities of the Acquired Companies), (iii) the first two (2) sentences of Section 3.3 (Authority; Execution and Delivery; Enforceability),

(iv) Section 3.4 (Company Approvals) and (v) Section 3.9 (Brokers) and (b) PECO and PECO OP, means the representations and warranties set forth in (i) Section 4.1 (Organization, Standing and Power; Books and Records), (ii) Section 4.2 (Equity Securities of the PECO Entities), (iii) the first two (2) sentences of Section 4.3 (Authority; Execution and Delivery; Enforceability), (iv) Section 4.4 (PECO Approvals) and (v) Section 4.20 (Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency, department or commission or other governmental authority or instrumentality (in each case, whether federal, state, local, foreign, international or multinational).
“Group” means any “group” within the meaning of Section 13(d) of the Exchange Act.
“Hazardous Materials” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (b) any other material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, either separately or in combination with any substance or substances, is regulated by or pursuant to any Environmental Laws or for which, in the event of a Release to the Environment, liability is imposed by Environmental Laws.
“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services, excluding trade payables and other current liabilities incurred in the Ordinary Course of Business, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, or letter of credit, in each case to the extent drawn, and (g) any liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability, and including in clauses (a) through (g) above any accrued and unpaid interest or penalties thereon; provided, however, that with respect to (i) the Acquired Companies, Indebtedness shall not include any intercompany liabilities to the extent between or among one or more Acquired Companies and (ii) PECO and its Subsidiaries, Indebtedness shall not include any intercompany liabilities to the extent between or among one or more of PECO and its Subsidiaries.
“Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right in or to any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other Contract with, any Governmental Entity (in each case whether temporary, preliminary or permanent).
“Knowledge” when used with respect to (a) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Exhibit C attached hereto, and (b) PECO, means the actual knowledge of any fact, circumstance or condition of those officers of the PECO Parties set forth on Exhibit D attached hereto, in each case of clauses (a) and (b), the knowledge that such officers would have if such officers had conducted a reasonable due inquiry of the Person having primary responsibility for such matters.
“Law” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, Judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which any Acquired Company or PECO or any of its Subsidiaries, as applicable, processes transactions.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, lease, exclusive license, right to occupy, intangible property right, title defect, survey defect, title retention agreement, claim, encroachment, covenant, restriction, right of way, infringement, option, right of first offer or refusal, conditional sale or other retention agreement, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Merger Approval” means the affirmative vote of holders of outstanding shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the Merger.
“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that: (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) or the holders of the capital stock or other equity interests of such Person; and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Outside Date” means July 3, 2020.
“PECO Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), and each other plan, arrangement, agreement or policy (written or oral) relating to bonuses, commissions, cash incentives, retention bonuses, change in control, equity or equity-based incentives, compensation, deferred compensation, profit sharing, retirement, pension, health, welfare, severance, termination, reimbursement, fringe, perquisite or other employee benefits, in each case, (i) maintained or contributed to, or required to be maintained or contributed to, by any PECO Entity or any ERISA Affiliate for the benefit of any current or former officers, employees, agents, directors or independent contractors of any PECO Entity or (ii) under which any PECO Entity has or may have any liability or contingent liability.
“PECO Businesses” means the businesses engaged in by any of the PECO Entities (or currently contemplated to be engaged in by any of the PECO Entities) as of the date hereof.
“PECO Common Stock” means the common stock, par value $0.01 per share, of PECO.
“PECO Intellectual Property” means the Intellectual Property that is owned by one or more of the PECO Entities.
“PECO Material Adverse Effect” means a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of PECO and its Subsidiaries, taken as a whole, or (b) on the ability of PECO and PECO OP to consummate the Transactions before the Outside Date; provided, however, that with respect to clause (a) of this definition the term “PECO Material Adverse Effect” shall not include effects to the extent they result from (i) any failure of PECO or PECO OP to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (but not the underlying causes of such failure), (ii) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which PECO or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (except, in each case, to the extent having a disproportionate effect on PECO and its Subsidiaries, taken as a whole, compared to other companies in the industry in which PECO and its Subsidiaries operate), (iii) changes in general economic conditions or in the industries in which PECO and its Subsidiaries operate, (iv) declaration of war or terrorist attack, (v) earthquakes or other natural disasters that do not result in the destruction or material damage to a material portion of PECO’s and its Subsidiaries’ properties or assets, taken as a whole, (vi) changes in applicable Law, (vii) changes in GAAP, (viii) the announcement of the Merger or the other Transactions or (ix) any Security Holder Litigation, including derivative claims, brought by one or more holders of PECO Common Stock, but any effects resulting from the matters referred to in this proviso shall be excluded only to the extent such matters occur after the date hereof.
“PECO OP Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of PECO OP, L.P., dated as of March 26, 2018, as it may be amended from time to time.
“PECO OP Unit” shall mean an “OP Unit” as such term is defined in the PECO OP Partnership Agreement.
“PECO Real Property” means each real property owned, or leased (including ground leased) as lessee or sublessee, by the PECO Entities in which the PECO Entities have an interest as of the date of this Agreement (including all of such PECO Entities’ right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“PECO Related Parties” means the PECO Parties, each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.

"PECO Share Repurchase Program" means the Third Amended and Restated Share Repurchase Program of PECO, adopted on August 7, 2019, as may be amended and restated from time to time.
“PECO Tax Protection Agreement” means the Tax Protection Agreement by and among PECO, PECO OP and certain Persons identified as “Protected Partners” therein, dated as of October 4, 2017, as it may be amended from time to time.
“Permitted Liens” means (a) liens for Taxes, assessments or other governmental charges not yet due and payable or that are contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not past due, (c) zoning, entitlement or other land use regulations that, in the reasonable discretion of (i) PECO, with respect to Permitted Liens of the Acquired Companies, or (ii) the Company, with respect to Permitted Liens of PECO and its Subsidiaries, in each case, do not materially adversely impact the intended use of the Company Real Property or PECO Real Property, as applicable, for the business purposes conducted thereon, (d) liens which will be released or terminated at Closing, (e) liens evidencing, with respect to PECO and its Subsidiaries, the PECO Real Property Debt and the PECO Corporate Debt, (f) liens against tenant leasehold interests created by tenants under tenant leases, and (g) other non-monetary liens, including but not limited to, easements, covenants, conditions, restrictions, encroachments, or licenses that would, with respect to each parcel of Real Property as well as all of the Real Property in the aggregate, not reasonably be expected to materially adversely and materially or unreasonably affect the access, use, or operation of such Real Property or to impair or interfere with the business following the Closing in all material and commercially reasonably respects as it is currently being conducted (which liens for clarification shall not include any mortgages (or similar liens) or security interests other than as set forth in this definition of Permitted Liens).
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“Proceeding” means any suit, action, proceeding, condemnation, re-zoning, assessment, arbitration, audit, hearing, or investigation (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.
“Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto).
“Qualified REIT Subsidiary” means any Person that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“Real Property” when used with respect to (a) the Acquired Companies, means the Company Real Property, and (b) PECO and its Subsidiaries, means the PECO Real Property.
“REIT” means a real estate investment trust, as described in Section 856 of the Code.
“Release” means with respect any Hazardous Materials, any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration in, into, onto or through the Environment.
“Representatives” means with respect to a Person, such Person’s directors, officers, employees, consultants, financial advisors, stockholders, partners, members, accountants, legal counsel, investment bankers, and other agents, advisors and representatives.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Special Limited Partner Interest” has the meaning assigned to such term in the Company Operating Partnership Agreement.
“Subsidiary” or “Subsidiaries” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of such second Person’s board of directors or other governing body of which (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned, directly or indirectly, by such first Person or by another Subsidiary of such first Person.

“Superior Proposal” means any bona fide, written Competing Proposal that was not preceded by a material breach by the Company of Section 5.3 and that each of the Company Special Committee and the Company Board of Directors has determined that, after consulting with the Company’s outside legal counsel and advisors, such Competing Proposal is reasonably likely to be consummated in accordance with its terms and that, if consummated, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by PECO in response to such Competing Proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%).”
“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under former Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between or among members of any group of corporations filing Tax Returns that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.
“Taxable REIT Subsidiary” means any Person that is a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Voting Debt” of any Person, means any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.
“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, and such action or failure to take action was undertaken with actual knowledge that the taking of such action or the failure to act would reasonably be expected to cause a material breach of this Agreement.
Section 9.6Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptable Courts”	Section 9.11(b)
“Acquired Company” and “Acquired Companies”	Section 3.1(a)
“Acquired Company Organizational Documents”	Section 6.4(a)
“Advisor”	Recitals
“Agreement”	Preamble
“Articles of Amendment”	Recitals
“Articles of Merger”	Section 1.3
“Cash Merger Consideration”	Section 2.1(a)(iii)
“Class A Cash Merger Consideration”	Section 2.1(a)(i)
“Class A Exchange Ratio”	Section 2.1(a)(i)
“Class A Merger Consideration”	Section 2.1(a)(i)
“Class A Stock Merger Consideration”	Section 2.1(a)(i)
“Class I Cash Merger Consideration”	Section 2.1(a)(iii)
“Class I Exchange Ratio”	Section 2.1(a)(iii)
“Class I Merger Consideration”	Section 2.1(a)(iii)

“Class I Stock Merger Consideration”	Section 2.1(a)(iii)
“Class T Cash Merger Consideration”	Section 2.1(a)(ii)
“Class T Exchange Ratio”	Section 2.1(a)(ii)
“Class T Merger Consideration”	Section 2.1(a)(ii)
“Class T Stock Merger Consideration”	Section 2.1(a)(ii)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(a)
“Company Adverse Recommendation Change”	Section 5.3(c)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Charter Amendment”	Recitals
“Company Class A Shares”	Recitals
“Company Class I Shares”	Recitals
“Company Class T Shares”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Financial Statements”	Section 3.7(a)
“Company Intervening Event Notice Period”	Section 5.3(f)
“Company Operating Partnership”	Definition of Advisory Agreement
“Company SEC Documents”	Section 3.7
“Company Shares”	Recitals
“Company Subsidiary”	Section 3.1(a)
“D&O Indemnified Parties”	Section 6.4(a)
“D&O Indemnifying Parties”	Section 6.4(a)
“D&O Tail Policy”	Section 6.4(c)
“Debt Payoff Proceeds”	Section 6.2(e)
“Disclosure Letters”	Article IV
“Election”	Section 2.1(b)(i)
“Election Form”	Section 2.1(b)(ii)
“Escrow Agent”	Section 8.2(d)(ii)
“Escrow Agreement”	Section 8.2(d)(ii)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratios”	Section 2.1(a)(iii)
“Expense Reimbursement”	Section 8.2(d)(i)
“Indemnification Agreements”	Section 6.4(a)
“Material PECO Lease”	Section 4.12(f)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)(iii)
“Merger Effective Time”	Section 1.3
“Merger Sub”	Preamble
“MGCL”	Recitals
“MLLCA”	Recitals
“Offering”	Section 6.10
“Other Party”	Section 6.5

“Participating Party”	Section 6.5
“Party” and “Parties”	Preamble
“PECO”	Preamble
“PECO Board of Directors”	Recitals
“PECO Contracts”	Section 4.12
“PECO Corporate Debt”	Section 4.10(b)
“PECO Disclosure Letter”	Article IV
“PECO Entity” and “PECO Entities”	Section 4.1
“PECO Expense Amount”	Section 8.2(b)
“PECO Financial Statements”	Section 4.7(a)
“PECO OP”	Preamble
“PECO Parties”	Preamble
“PECO Permits”	Section 4.13
“PECO Permitted Dividend”	Section 6.8
“PECO Real Property Debt”	Section 4.10(a)
“PECO SEC Documents”	Section 4.7
“PECO Sub REIT”	Section 4.15(c)
“PECO Subsidiary”	Section 4.1
“PECO-Approved Transaction”	Section 6.11
“Qualifying Income”	Section 8.2(d)(i)
“Relevant Date”	Section 4.11
“Sarbanes-Oxley Act”	Section 3.7
“SDAT”	Section 1.3
“Security Holder Litigation”	Section 6.5
“Stock Merger Consideration”	Section 2.1(a)(iii)
“Surviving Entity”	Section 1.1
“Takeover Statutes”	Section 3.10
“Termination Agreement”	Section 6.9
“Transactions”	Recitals
“Transfer Agent”	Section 2.1(b)(iii)
“Transfer Taxes”	Section 6.7(b)
“Wells Fargo Bank”	Definition of Company Loan Agreement

Section 9.7Interpretation. The headings contained herein and in any Exhibit or Schedule hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any disclosure set forth in any Schedule of a Disclosure Letter or otherwise shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent on its face from the text of the disclosure made that such disclosure is relevant to such other Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part hereof as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and shall be deemed to also include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. For all purposes of this Agreement, unless otherwise specified herein, (a) “or” shall be construed in the inclusive sense of “and/or”; (b)

words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one (1) gender shall be construed to include the other gender as the context requires; (c) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; (d) all references herein to “$” or dollars shall refer to United States dollars; and (e) the terms “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.” Each representation, warranty, covenant and agreement contained herein shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. Whenever this Agreement requires any Acquired Company to take any action prior to the Closing, such requirement shall be deemed to involve an undertaking on the part of the Company to cause such Company Subsidiary thereof to take such action. Any agreement, consent or waiver of the Company required or contemplated in connection with this Agreement shall mean the agreement, consent or waiver of the Company acting through the Company Special Committee. Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the Delaware Code. Any cause of action for breach of any representation, warranty or covenant contained herein shall accrue, and the statute of limitations period shall begin to run, upon the date of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement (including the Company Disclosure Letter and the PECO Disclosure Letter) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

(b)Except (i) as expressly provided in Section 6.4 and (ii) the right of the former holders of Company Common Stock to receive, from and after the Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2 (subject to Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.4, as applicable), this Agreement (including the Company Disclosure Letter and the PECO Disclosure Letter) is not intended to confer upon any Person (other than the Parties) any rights or remedies hereunder.

Section 9.10Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11Governing Law; Jurisdiction.

(a)This Agreement, and all claims or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed (collectively, the “Acceptable Courts”). In any such Proceeding, each of the parties further consents to the assignment of any Proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Acceptable Court, for the purpose of any Proceeding arising out of or relating to this Agreement and the Transactions brought by any Party, (ii) agrees not to commence any such Proceeding except in such Acceptable Courts,

(iii) agrees that any claim in respect of any such Proceeding may be heard and determined in any Acceptable Court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such Acceptable Courts, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in such Acceptable Courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any Proceeding of any kind or description (whether at law, in contract or in tort) against any debt financing source in any way relating to this Agreement, including any dispute arising out of or relating in any way to any debt commitment letter, third party debt financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such Proceeding.

Section 9.12Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that PECO and PECO OP may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14Enforcement; Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, including the limitations set forth in Section 9.14(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, PECO, PECO OP, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PECO:

PHILLIPS EDISON & COMPANY, INC., a Maryland corporation

By:    /s/ Jeffrey S. Edison
Name: Jeffrey S. Edison
Title: Chief Executive Officer

PECO OP:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership

By: Phillips Edison Grocery Center OP GP I LLC, a Delaware limited liability company and its general partner

By:    /s/ Jeffrey S. Edison
Name: Jeffrey S. Edison
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

REIT MERGER SUB, LLC, a Maryland limited liability company

By: Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership and its sole member

By: Phillips Edison Grocery Center OP GP I LLC, a Delaware limited liability company and its general partner

By:    /s/ Jeffrey S. Edison
Name: Jeffrey S. Edison
Title: Chief Executive Officer

COMPANY:

PHILLIPS EDISON GROCERY CENTER REIT III, INC., a Maryland corporation

By:    /s/ R. Mark Addy
Name: R. Mark Addy
Title: President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Articles of Amendment

ARTICLES OF AMENDMENT
OF
PHILLIPS EDISON GROCERY CENTER REIT III, INC.

Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the terms “Roll-Up Entity” and “Roll-Up Transaction” and the definitions thereof from Article IV of the Charter.

SECOND: The Charter is hereby further amended by deleting the existing Section 9.14 (“Limitations on Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments to the Charter were declared advisable by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this ______ day of ______ 2019.

ATTEST:	PHILLIPS EDISON GROCERY CENTER REIT III, INC.

Name: John Caulfield	Name: R. Mark Addy
Title: Secretary	Title: President

Exhibit B

Form of REIT Opinion of Goodwin Procter LLP
As of [], 2019

Phillips Edison Grocery Center REIT III, Inc.
The Special Committee of the Board of Directors
11501 Northlake Drive
Cincinnati, Ohio 45249

Ladies and Gentlemen:
We have acted as counsel for Phillips Edison & Company, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (“Target”), with and into REIT Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) and wholly owned subsidiary of Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (the “Operating Partnership”), pursuant to that certain Agreement and Plan of Merger entered into as of September 3, 2019, by and among the Company, the Operating Partnership, Merger Sub and the Target, including any schedules and exhibits thereto and as amended prior to the date hereof (the “Merger Agreement”).

We are providing this opinion letter to you in connection with the Merger in accordance with Section 7.3(d) of the Merger Agreement. This opinion letter relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for taxable years commencing with the Company’s taxable year ended December 31, 2010.

In rendering the following opinions, we have reviewed and relied upon the Articles of Amendment and Restatement of the Company, the Bylaws of the Company, and the Limited Partnership Agreement of the Operating Partnership, in each case as amended or amended and restated, and as in effect through the date hereof (the “Organizational Documents”). For purposes of this opinion letter, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the Securities and Exchange Commission, (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations and covenants of the Company and the Operating Partnership contained in a letter that they provided to us in connection with the preparation of this opinion letter (the “REIT Certificate”) regarding the formation, organization, ownership and operations of the Company and the Operating Partnership, and other matters affecting the Company’s ability to qualify as a REIT. We assume that each of the representations and covenants in the REIT Certificate has been, is and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of knowledge and belief (or mere knowledge and/or belief) of any person(s) or party(ies), or are subject to similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended (or future) ownership or operations of any entity, we assume that such entity will in fact be owned and operated in accordance with such stated intent.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

i.	Commencing with its taxable year ended December 31, 2010, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code; and

ii.
The Company’s prior, current and proposed ownership, organization, distributions and method of operations as described in the REIT Certificate have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the Code commencing with its taxable year ended December 31, 2010.

*    *    *    *    *
We express no opinion other than the opinions expressly set forth herein. Our opinions are not binding on the Internal Revenue Service (the “IRS”) or a court. The IRS may disagree with and challenge our conclusions, and a court could sustain such a challenge. Our opinions are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof (including the practices and policies of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as in effect as of the date of this opinion letter or, to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period. Changes in applicable law could cause the U.S. federal income tax treatment of the Company to differ materially and adversely from the treatment described herein.
In rendering our opinions, we have relied solely on the Organizational Documents, the REIT Certificate, and the assumptions set forth herein. For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate or any of our assumptions set forth herein. We also have not investigated or verified the ability of the Company and its subsidiaries to operate in compliance with the REIT Certificate or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and operations described in the REIT Certificate or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein. The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalty or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.
This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

Exhibit C

Knowledge Persons of the Company

1.	Jeffrey Edison

2.	Devin Murphy

3.	Robert Myers

4.	Mark Addy

5.	Tanya Brady

Exhibit D

Knowledge Persons of PECO

1.	Jeffrey Edison

2.	Devin Murphy

3.	Robert Myers

4.	Mark Addy

5.	Tanya Brady